Exhibit 10.1
EXECUTION VERSION

CREDIT AGREEMENT
Dated as of June 10, 2009
among
THE GREENBRIER COMPANIES, INC.,
as the Borrower,
WL ROSS & CO. LLC,
as Administrative Agent,
and
The Other Parties Hereto

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)
 Page

EXHIBITS

A	Form of Notice
B	Form of Note
C	Form of Compliance Certificate
D	Investor Rights and Restrictions Agreement
E	Form of Assignment and Assumption
F	Subsidiary Guaranty
G-1	Opinion of Tonkon Torp LLP
G-2	Opinion of Wilson Sonsini Goodrich & Rosati
H	Form of Borrowing Base Certificate
I	Security Agreement
J	Pledge Agreement
K	Warrant Agreement
L	Form of Perfection Certificate
M	Closing Checklist

-v-

CREDIT AGREEMENT
This Credit Agreement (“Agreement”) is entered into as of June 10, 2009, among The Greenbrier Companies, Inc., an Oregon corporation (the “Borrower”), WLR Recovery Fund IV, L.P. a Delaware limited partnership (“Recovery Fund”), and WLR IV Parallel ESC, L.P., a Delaware limited partnership (“Parallel Fund” and, together with WLR Recovery Fund and their respective successors and permitted assigns, “WLR”), the other Holders from time to time party hereto, and WL Ross & Co. LLC, as Administrative Agent.
INTRODUCTORY STATEMENT
          The Borrower has requested that each of Recovery Fund and Parallel Fund purchase the Notes (as defined below) evidencing the Loan (as defined below) and the Warrants (as defined below), and each of Recovery Fund and Parallel Fund is willing to do so on the terms and conditions set forth herein and in the Warrant Agreement. In order to induce WLR to enter into this Agreement, the Borrower has agreed to enter into the Warrant Agreement (as defined below) pursuant to which it shall issue and deliver warrant certificates evidencing Warrants (as defined below) to purchase shares of the Borrower’s common stock, no par value.
          In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms.
          As used in this Agreement, the following terms shall have the meanings set forth below:
          “Account” has the meaning provided in the Uniform Commercial Code.
          “Administrative Agent” means WL Ross & Co. LLC, acting as administrative agent under any of the Loan Documents, or any successor agent.
          “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Holders.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For purposes hereof, none of Wilbur L. Ross, WL Ross & Co.

or their respective Affiliates shall be deemed an Affiliate of the Loan Parties and their respective Affiliates.
          “Aggregate Commitments” means the Commitments of WLR and all other Holders. The initial amount of the Aggregate Commitments in effect on the Closing Date is $75,000,000.
          “Agreement” means this Credit Agreement.
          “Applicable Margin” means 3.50%.
          “Applicable Percentage” means, at any time, with respect to a Commitment at such time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Commitment at such time; provided that if the commitments have been terminated, then such Applicable Percentage shall be determined based on the Applicable Percentage of such Person most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage is set forth on Schedule 2.01 or in the Assignment and Assumption (or other document contemplated by this Agreement) pursuant to which an Assignee becomes a party hereto, as applicable.
          “Appraisal” means the appraisal by American Appraisal Associates, Inc. of certain property, plant and equipment of the Borrower and its Subsidiaries prepared in or about June 2009 in connection with the goodwill impairment testing provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”.
          “Assignee” means each Person that becomes a party to this Agreement pursuant to Section 10.06 and its permitted successors and assigns.
          “Approved Fund” means any Fund that is administered or managed by (a) a Holder, (b) an Affiliate of a Holder or (c) an entity or an Affiliate of an entity that administers or manages a Holder.
          “Assignment and Assumption” means an assignment and assumption entered into by the parties thereto (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.
          “Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, in each case (a) and (b) if such lease were accounted for as a capital lease.
          “Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended August 31, 2008, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

          “Base Rate” means a rate per annum equal to the highest of the following: (a) the rate last quoted by The Wall Street Journal as the “base rate on corporate loans posted by at least 70% of the ten largest United States banks” in the United States (or similar rate quoted by The Wall Street Journal) or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate, or if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent in its reasonable credit judgment) or any similar release by the FRB (as determined by the Administrative Agent its reasonable credit judgment); (b) the sum of (x) the Federal Funds Rate, plus (y) 0.5% per annum, and (c) the sum of (x) the Eurocurrency Rate for an Interest Period of three months, plus (y) 1.0%.
          “Base Rate Loan” means a Loan that bears interest based on the Base Rate.
          “Borrower” has the meaning specified in the introductory paragraph hereto.
          “Borrower Materials” has the meaning specified in Section 6.02.
          “Borrowing” means a borrowing consisting of simultaneous Loans of the same Type, and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Holders pursuant to Section 2.01.
          “Borrowing Base” means, as of any date of determination, with respect to the assets of the Rail Services Business Subsidiaries, the sum of (i) 80% of the Dollar amount of Eligible Accounts, (ii) 40% of the Dollar amount of Eligible Inventory, and (iii) 30% of the Dollar amount of Eligible Property, Plant and Equipment.
          “Borrowing Base Certificate” means a certificate in a form attached as Exhibit H or other form reasonably acceptable to the Administrative Agent, which calculates the Borrowing Base as of any date of determination.
          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located, and, if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.
          “Casualty Event” means any casualty or other insured damage to, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Rail Services Business Subsidiary, including any taking of all or any part of any real property of any such person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, or by reason of the temporary requisition of the use or occupancy of all or any part of any real property of any such person or any part thereof by any Governmental Authority, or any settlement in lieu thereof.

          “Ceiling” means, as of any date of determination, the amount that is the lesser of (a) the Aggregate Commitments and (b) the Borrowing Base (as reflected in the Borrowing Base Certificate most recently delivered to the Administrative Agent) plus the value of any Collateral that has been pledged to the Administrative Agent in accordance with Section 2.03(b).
          “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
          “Change of Control” means an event or series of events by which: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Excluded Affiliates, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, Control over the management or policies of the Borrower.
          “Closing Checklist” means the Closing Checklist with respect to this Agreement in the form of Exhibit M.
          “Closing Date” means June 10, 2009.
          “Code” means the Internal Revenue Code of 1986.

          “Collateral” means any and all assets and rights and interests in or to property of the Loan Parties, whether tangible or intangible, in which a Lien is granted or purported to be granted pursuant to the Loan Documents to secure any of the Obligations.
          “Commitment” means, as to Recovery Fund and Parallel Fund or any other Holder, its obligation to make Loans to the Borrower pursuant to Section 2.01.
          “Compliance Certificate” means a certificate substantially in the form of Exhibit C.
          “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Controlled Deposit Account” means a deposit account over which the Administrative Agent has control pursuant to a deposit account control agreement, in form and substance reasonably acceptable to Administrative Agent, to be executed by the institution maintaining such deposit account for a Rail Services Business Subsidiary, in favor of Administrative Agent, for the benefit of Holders, as security for the Obligations.
          “Convertible Note Indenture” means that certain Indenture dated, as of May 22, 2006, among the Borrower, the guarantors party thereto and U.S. Bank National Association, as trustee, relating to the Borrower’s 2.375% Convertible Senior Notes due 2026.
          “Credit Facility” means one or more other financing arrangements (including credit facilities, indentures or note purchase agreements and including the Existing Revolving Credit Facility) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, together with the documents related thereto (including, without limitation, any notes, guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, or Refinancing (including increasing the amount of available borrowings thereunder pursuant to incremental facilities or otherwise or adding Subsidiaries of the Borrower not otherwise guarantors thereunder) all or any portion of the Indebtedness under any such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of Indebtedness that may be incurred thereunder.
          “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions within the United States from time to time in effect and affecting the rights of creditors generally.

          “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time or both, would be an Event of Default.
          “Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum.
          “Defaulting Person” means any Person that (a) has failed to fund any portion of the Loans required to be funded by it hereunder when required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any Holder any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
          “Disclosure Letter” means the disclosure letter of the Borrower to the Administrative Agent and the Holders with respect to this Agreement, dated the Closing Date.
          “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
          “Disqualified Stock” means any capital stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of an event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the Maturity Date. Notwithstanding the preceding sentence, any capital stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Borrower to repurchase such capital stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such capital stock provide that the Borrower may not repurchase or redeem any such capital stock unless such repurchase or redemption complies with Section 7.06.
          “Dollar” and “$” mean lawful money of the United States.
          “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
          “Eligible Account” means an Account owned by any Rail Services Business Subsidiary, and carried on its books in accordance with GAAP (less applicable reserves in accordance with GAAP), which satisfies all of the following requirements: the Account is a genuine obligation resulting from the sale of goods or services by such Rail Services Business Subsidiary to a Person other than a Subsidiary, Affiliate, SPE or Joint Venture in the ordinary course of the business which have been accepted by the account debtor; the Account is subject to a first priority perfected Lien to secure the Obligations and no other Lien other than a Lien specifically referenced in clauses (a) through (c), (g) through (h) or (r) of the definition of

Permitted Liens; there are no conditions which must be satisfied before such Rail Services Business Subsidiary is entitled to receive payment of the Account; the account debtor has not asserted in writing any defense to payment and has not asserted in writing any counterclaim or offset against the Borrower or any Subsidiary; to the extent any credit balance exists in favor of the account debtor, such credit balance has been deducted from the Account balance; and such Rail Services Business Subsidiary has sent an invoice or statement to the account debtor in the amount of the Account; provided that no Account shall be included as an Eligible Account if the account debtor, to the knowledge of any Loan Party, suspends all or a material part of its business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due, or a petition is filed by or against any account debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other Laws for the relief of debtors.
          “Eligible Inventory” means all Inventory of the Rail Services Business Subsidiaries, including raw materials, work-in-process and finished goods, valued at the lower of cost (on a FIFO basis) or market value, in accordance with GAAP and which satisfies all of the following requirements: the Inventory is owned by a Rail Services Business Subsidiary and is subject to a first priority perfected Lien to secure the Obligations and no other Lien other than a Lien specifically referenced in clauses (a) through (c), (g) through (h) or (r) of the definition of Permitted Liens; the Inventory is held for sale in the business of a Rail Services Business Subsidiary, is of good and merchantable title, and is not obsolete, defective or unsalable; the Inventory is covered by insurance to any extent required by any Loan Document; the Inventory is not subject to any licensing agreement, trademark or other proprietary right to which the applicable Rail Services Business Subsidiary is not subject or has the benefit of, and which would prohibit or restrict its sale by the Holder to third parties; and the Inventory is stored in the United States.
          “Eligible Property, Plant and Equipment” means certain real property, along with related equipment and fixtures, of the Rail Services Business Subsidiaries, which has been pledged as security for the Obligations and on which the Administrative Agent, for the benefit of the Holders, has obtained a first priority, perfected security interest and is subject to no other Lien other than a Lien specifically referenced in clauses (a) through (c), (g) through (h) or (r) of the definition of Permitted Liens. The value of Eligible Property, Plant and Equipment covered by the Appraisal shall be determined based on the lesser of (i) the aggregate book value of such assets and (ii) the aggregate appraised value of such assets as set forth in the Appraisal. With respect to any Eligible Property, Plant and Equipment not covered by the Appraisal, the value thereof shall be its book value.
          “Environmental Laws” means any and all Federal, state, local, and foreign Laws, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation by the Borrower or any Subsidiary of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal by the Borrower or any Subsidiary of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release by the Borrower or any Subsidiary of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Interests” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of, or interest in (however designated), equity of such Person, including any preferred stock, but excluding any debt security that is convertible into or exchangeable for Equity Interests.
          “ERISA” means the Employee Retirement Income Security Act of 1974.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414 (b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
          “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062 (e) of ERISA, (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan, (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
          “Event of Default” has the meaning assigned to such term in Section 8.01.
          “Eurocurrency Rate” means, for any Interest Period with respect to a Eurocurrency Rate Loan the rate per annum calculated as set forth below:
     (i) the Eurocurrency Rate for the applicable Interest Period will be the rate for deposits in Dollars that appears as the London interbank offered rate in the Money Rates Section of The Wall Street Journal, on such date;
     (ii) if no rate specified in clause (i) above appears in the Money Rate Section of The Wall Street Journal, the Eurocurrency Rate for such applicable period will be determined on the basis of the rates at which deposits in Dollars are offered by the Reference Banks at approximately 11:00 a.m. (London, England time) on such date to prime banks in the London interbank market for the relevant Interest Period (each a

“Reference Bank Rate”). The Administrative Agent shall request the principal London office of each of the Reference Banks to provide a quotation of its Reference Bank Rate. If at least two such quotations are provided, the Eurocurrency Rate for such applicable period shall be the arithmetic mean of such quotations. If fewer than two quotations are provided, the Eurocurrency Rate for such period shall be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Administrative Agent, at approximately 11:00 a.m., New York City time, on such date for loans in United States dollars to leading European banks for a three or six month period, as applicable; and
     (iii) if the Agent is required but unable to determine the Eurocurrency Rate in the manner provided in paragraphs (i) and (ii) above, the Eurocurrency Rate for the applicable period shall be the Eurocurrency Rate as determined as of the previous Interest Period.
          All percentages resulting from any calculations or determinations referred to in this definition will be rounded upwards to the nearest multiple of 1/1,000 of 1% and all Dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent or more being rounded upwards).
          “Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.
          “Excluded Affiliates” means Mr. William A. Furman, his spouse, direct descendants, any Person Controlled by any of them and/or a trust for the benefit of any of them.
          “Excluded Deposit Accounts” means the accounts of certain Rail Services Business Subsidiaries maintained with Bank of America, N.A., which accounts end in 9519, 1570 and 0759, so long as such accounts constitute zero balance disbursement accounts used solely to fund daily operating costs and expenses of the Rail Services Business Subsidiaries.
          “Excluded Property” means, collectively, with respect to any Rail Services Business Subsidiary, (a) rights under contracts and agreements which by their terms prohibit the granting of a security interest therein or assignment thereof (except (i) for accounts, payment intangibles and other general intangibles for money due or to become due thereunder, (ii) for any such contract as to which consent for the Lien created hereby has been obtained and (iii) to the extent that an otherwise applicable prohibition on such grant is rendered ineffective by the Uniform Commercial Code or other applicable Laws); provided, that after any such disqualifying condition specified in clause (a) shall cease to exist, the property no longer subject to such disqualifying condition shall immediately and automatically no longer constitute Excluded Property, (b) equipment (and any additions, accessions or attachments thereto and any replacements or proceeds thereof, together with customary security deposits) subject to a capitalized lease or purchase money Liens permitted under Section 7.01 that prohibit the granting of any other Lien on such equipment (and any additions, accessions or attachments thereto and any replacements or proceeds thereof, together with customary security deposits); provided that such equipment shall become Collateral upon release of such capitalized lease or purchase money Lien, (c) any fixtures attached to real property that is subject to a Lien permitted under Section 7.01, (d) any IP Rights for which a perfected Lien thereon is not effected either by filing of a Uniform Commercial Code financing statement or by appropriate evidence of such Lien being filed in the United States Copyright Office, the United States Patent and Trademark Office, (e) unless otherwise pledged as Collateral by the Loan Parties in their discretion, any personal property (other than personal property described in clause (d) above) for which the attachment or perfection of a Lien thereon is not governed by the Uniform Commercial Code and (f) in the case of Foreign Subsidiaries, any Equity Interests of such Subsidiary in excess of 65% of the voting Equity Interests thereof. Notwithstanding the foregoing, the Equity Interests in any Joint Venture formed after the Closing Date and servicing the Rail Services Business shall not be Excluded Property.
          “Excluded Taxes” means, with respect to the Administrative Agent, any Holder, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by net income (however denominated), doing business taxes and franchise taxes imposed on it (in lieu of net income taxes) by any Governmental Authority or other taxing authority, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Holder (other than an assignee pursuant to a request by the Borrower under Section 10.14), any withholding tax that is imposed on amounts payable to such Foreign Holder at the time such Foreign Holder becomes a party hereto (or designates a new Office) or is attributable to such Foreign Holder’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Holder (or its assignor, if any) was entitled, at the time of designation of a new Office (or assignment), to receive additional amounts from each Borrower with respect to such withholding tax pursuant to Section 3.01(a).
          “Existing Revolving Credit Facility” means the Amended and Restated Credit Agreement dated as of November 7, 2006, among the Borrower, the lenders party thereto and Bank of America, N.A., as administrative agent for such lenders.
          “Existing Revolving Credit Facility Condition” means either (a) the satisfaction and repayment in full of the “Obligations” (other than inchoate indemnity obligations) under and as defined in the Existing Revolving Credit Facility and the termination of “Commitments” and “Liens” granted under or in connection with the Existing Revolving Credit Facility (in each case as defined in the Existing Revolving Credit Facility) and the receipt by the Administrative Agent of a payoff letter satisfactory to the Administrative Agent in connection with the termination of the Existing Revolving Credit Facility, together with UCC termination statements and such other documents, instruments and filings as may be requested by the Administrative Agent to terminate such Liens or (b) the execution and delivery of an amendment to the Existing Revolving Credit Facility, among the Borrower, the other obligors party thereto, the lenders required to execute such amendment and the Existing Revolving Credit Facility agent, in form and substance satisfactory to the Administrative Agent which shall, among other things, permit this Credit Agreement and the other Loan Documents and provide for a permanent reduction of the commitments thereunder to $100,000,000, and the written release in full of Liens on the assets and properties of Gunderson Rail Services and its direct and indirect Domestic Subsidiaries (including UCC termination statements to evidence such release and authority to file) by the Existing Revolving Credit Facility agent.

          “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be a rate determined by the Administrative Agent in its reasonable credit judgment.
          “Fee Letter” means the letter agreement, dated the Closing Date, between the Borrower and the Administrative Agent.
          “Financial Expert” has the meaning specified in Section 2.12(b).
          “Foreign Holder” means with respect to the Borrower, any Holder that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.
          “FRB” means the Board of Governors of the Federal Reserve System of the United States.
          “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
          “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
          “GIMSA Mexico” means Gunderson-GIMSA S. de R.L. de C.V., a Mexican company.
          “GIMSA US” means Greenbrier-GIMSA, LLC, an Oregon limited liability company.
          “GIMSA Loan” means the loans made by the Borrower to GIMSA US and GIMSA Mexico pursuant to the Amended and Restated Loan and Security Agreement dated as of February 5, 2009 among GIMSA US, GIMSA Mexico and the Borrower.

          “Golden West Agreements” means the Re-marketing Agreement dated as of November 19, 1987 among Southern Pacific Transportation Company, St. Louis Southwestern Railway Company, Greenbrier Leasing Corporation and the Greenbrier Railcar, Inc., the Amendment to Re-marketing Agreement among Southern Pacific Transportation Company, St. Louis Southwestern Railway Company, Greenbrier Leasing Corporation and Greenbrier Railcar, Inc. dated as of November 15, 1988, the Amendment No. 2 to Re-marketing Agreement among Southern Pacific Transportation Company, St. Louis Southwestern Railway Company, Greenbrier Leasing Corporation and Greenbrier Railcar, Inc., and the Amendment No. 3 to Re-marketing Agreement dated November 19, 1987 among Southern Pacific Transportation Company, St. Louis Southwestern Railway Company, Greenbrier Leasing Corporation and Greenbrier Railcar, Inc. dated as of March 5, 1991, in each case as in effect on the Closing Date.
          “Governmental Authority” means the government of the United States, Canada or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
          “Greenbrier Leasing Facilities” means (i) that certain Credit Agreement dated as of March 30, 2007 among Greenbrier Leasing Company LLC, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent, and (ii) that certain Credit Agreement dated as of May 9, 2008 among Greenbrier Leasing Company LLC, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent.
          “Guarantee” means, as to any Person, any (a) any Contractual Obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

          “Gunderson Rail Services” means Gunderson Rail Services LLC, an Oregon limited liability company.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “Holders” means Recovery Fund, Parallel Fund and the Assignees.
          “Immaterial Subsidiary” means, as of any date, any Subsidiary other than a Rail Services Business Subsidiary whose total assets, as of that date, are less than $5,000,000 and whose total revenues for the most recent 12-month period do not exceed $5,000,000.
          “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank Guarantees, surety bonds and similar instruments; net obligations of such Person under any Swap Contract; all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created); indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; capital leases and Synthetic Lease Obligations; and all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Indemnitees” has the meaning specified in Section 10.04(b).
          “Information” has the meaning specified in Section 10.07.
          “Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest

Payment Dates and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date, commencing with June 30, 2009.
          “Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date that is three (3) months thereafter, as selected by the Borrower in a Notice; provided that:
     (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (c) no Interest Period shall extend beyond the Maturity Date.
          “Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.
          “Inventory” has the meaning provided in the Uniform Commercial Code.
          “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, assumption of debt of or purchase or other acquisition of any other debt or equity participation or interest in another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or any substantial portion of the property of, or a line of business or division of, another Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment; provided, that the term Investment shall not include any transfer of cash (and any intercompany loans or advances arising as a result thereof) by a Subsidiary of the Borrower to the Borrower or to a Subsidiary of the Borrower by the Borrower or a Subsidiary in connection with the Borrower’s cash management practices and consistent with past practice.
          “Investor Rights and Restrictions Agreement” means the Investor Rights and Restrictions Agreement, dated as of the Closing Date, among the Borrower, WLR and the Holders from time to time party thereto, substantially in the form of Exhibit D hereto.
          “IP Rights” has the meaning specified in Section 5.17.
          “IRS” means the United States Internal Revenue Service.

          “Joint Venture” means a Person or other legal arrangement which meets the following criteria: (a) it is a single-purpose corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) formed by the Borrower or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person and (b) the Borrower and its Subsidiaries directly or indirectly own less than 75% of the Equity Interests.
          “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
          “Leasing Assets” means, with respect to any Person, such Person’s interests (a) in railcars, marine barges, surface transportation equipment and any accessions or other tangible assets related to the foregoing that are owned or leased by such Person in the ordinary course of business of such Person and (b) in the lease agreements entered into by such Person, as lessor, in the ordinary course of business.
          “Letter Agreement” means the letter agreement, dated as of the Closing Date, between the Borrower and the Administrative Agent entered into in connection with this Agreement.
          “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
          “Loan” has the meaning specified in Section 2.01.
          “Loan Documents” means (a) this Agreement, (b) each Note, (c) the Fee Letter, (d) the Security Agreement, (e) the Subsidiary Guaranty, (f) the Pledge Agreement, (g) the Perfection Certificate, (h) the Letter Agreement, (i) the Disclosure Letter and (j) each other security agreement, pledge, deed of trust, mortgage or other document purporting to create a Lien on the Collateral.
          “Loan Parties” means, collectively, the Borrower and each Subsidiary Guarantor.
          “Manufacturing Subsidiaries” means each Subsidiary of the Borrower whose primary business is manufacturing but that also engages in repair and refurbishment services.
          “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition or results of operations of the Borrower or the Borrower and its Railcar Service Business Subsidiaries taken as a whole, (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party. For avoidance of doubt, in no event shall (i) the financial position or results of operations of the Borrower and its Subsidiaries reported in its filings with the SEC since August 31, 2008 to the Closing Date, (ii) the impact of any goodwill impairment charges on the future financial position or results of operations of the Borrower and its Subsidiaries or (iii) the impact of FSP APB14-1 and any restatements of the Borrower’s consolidated financial statements as a result thereof constitute a Material Adverse Effect.
          “Maturity Date” means June 10, 2012.
          “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years has made or been obligated to make contributions.
          “Net Income” means, for any period, the net income or loss of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, plus to the extent deducted in determining such net income or loss non-cash charges incurred in such period in respect of goodwill impairment, securities convertible into or exchangeable for capital stock of the Borrower or the issuance of stock warrants or other equity-linked securities.
          “Note” means a promissory note made by the Borrower, substantially in the form of Exhibit B.
          “Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
          “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
          “Office” means, as to any Holder, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent.
          “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constituent documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
          “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Outstanding Amount” means with respect to the Loans on any date, the amount of the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of such Loans occurring on such date.
          “Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          “Parallel Fund” has the meaning specified in the introductory paragraph hereto.
          “Participant” has the meaning specified in Section 10.06(e).
          “Participant Register” has the meaning specified in Section 10.06(f).
          “PBGC” means the Pension Benefit Guaranty Corporation.
          “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
          “Perfection Certificate” means a certificate of the Borrower or the Rail Services Business Subsidiaries substantially in the form of Exhibit L.
          “Permitted Acquisition” means an Investment consisting of the acquisition by the Borrower or a Subsidiary, in a single transaction or in a series of related transactions, of either (a) all or any substantial portion of the property of, or a line of business or division of, another Person or (b) at least a majority of the voting stock of another Person, in each case whether or not involving a merger or consolidation with such other Person (any such transaction, an “Acquisition”), provided that, in the case of any Acquisition involving aggregate consideration in excess of $5,000,000, either the Borrower’s board of directors or the Administrative Agent have duly approved or consented to, as applicable, such acquisition and provided further that (i) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (ii) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (iii) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto), except to the extent such representations and warranties specifically relate to an earlier specified date, and (iv) if such transaction involves the purchase of an interest in a partnership between a Loan Party as a general partner and entities unaffiliated with the Borrower as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly-owned by such Loan Party newly formed for the sole purpose of effecting such transaction.
          “Permitted Liens” means the following:
          (a) Liens for taxes, assessments or other government charges or levies not yet delinquent or being contested in good faith by appropriate proceedings which stay the enforcement of such Liens and for which adequate reserves have been established in accordance with GAAP;
          (b) Liens in respect of property or assets imposed by law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s, materialmen’s, landlord’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, which do not in the aggregate materially impair the use thereof in the operation of the business of the Borrower or any Subsidiary and which secure obligations not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings which stay enforcement of such Liens and for which adequate reserves have been established in accordance with GAAP;
          (c) Liens created by this Agreement or the other Loan Documents;
          (d) Liens arising from judgments, decrees, awards or attachments in circumstances not constituting an Event of Default under Section 8.01(h);
          (e) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; and mechanic’s Liens, carrier’s Liens, landlord’s liens and other Liens granted or deposits made to secure the performance of tenders, statutory obligations, contract bids, government contracts, performance, surety and appeal and return-of-money bonds, leases, letters of credit and other similar obligations, incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to statutory requirements, common law or consensual arrangements;
          (f) Leases, subleases, licenses and sublicenses granted to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries and any interest or title of a lessor or licensor under any lease or license, respectively, not in violation of this Agreement, in each case arising in the ordinary course of business;
          (g) easements, rights-of-way, encroachments or other survey defects, covenants, zoning or other restrictions, charges, encumbrances, licenses, minor defects or irregularities in title (including leasehold title), prior rights of other Persons and obligations contained in similar instruments, in each case which do not (I) with respect to real property owned by any Rail Services Business Subsidiary, materially (A) impair the value or marketability of such real property or (B) interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property or (II) with respect to all other real property, involve, and are not likely to involve at any future time, either individually or in the aggregate, (A) a substantial and prolonged interruption or disruption of the business activities of the Borrower and its Subsidiaries considered as an entirety, or (B) a Material Adverse Effect;
          (h) Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods by any Loan Party;
          (i) Liens in favor of collecting banks arising under Section 4-210 of the UCC;
          (j) set-off rights in connection with repurchase obligations in favor of the counterparty to such obligations in connection with Investments in cash equivalents;
          (k) rights of set-off or bankers’ Liens with respect to customary bank fees earned in respect of deposits of cash or charge backs for insufficient funds in favor of banks or other depository institutions;
          (l) Liens arising from the rights of lessors under leases (including financing statements regarding property subject to lease) or licensors under licenses not in violation of the requirements of this Agreement, provided that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor) or license;
          (m) Liens existing on the date hereof and listed on Schedule 7.01 of the Disclosure Letter;
          (n) Liens securing any overdraft and related liabilities arising from treasury, depository or cash management services or automated clearing house transfers of debt incurred in the ordinary course of business;
          (o) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (together with any additions, attachments and accessions thereto and any replacements or proceeds thereof and any customary security deposits) and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;
          (p) Liens (i) on cash advances in favor of the seller of any property to be acquired in connection with a Permitted Acquisition or any other acquisition by the Borrower or any Subsidiary permitted hereunder to be applied against the purchase price for the property to be so acquired or (ii) consisting of an agreement to sell, transfer or otherwise dispose of property permitted by Section 7.05 (to the extent such Lien is limited to the property to be sold pursuant to such agreement);

          (q) Liens solely on cash earnest money deposits or deposits in connection with indemnity obligations made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement entered into in connection with any acquisition by the Borrower or any Subsidiary permitted hereunder;
          (r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business;
          (s) any Lien existing on any property or asset prior to the acquisition thereof pursuant to a Permitted Acquisition or any other acquisition permitted hereunder provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition and extensions, renewals, replacements and Refinancings thereof so long as the principal amount of such extensions, renewals, replacements or Refinancings does not exceed the principal amount of the obligations being extended, renewed, replaced or Refinanced;
          (t) any encumbrance or restriction (including put and call arrangements) with respect to the transfer of the Equity Interests of any Joint Venture or similar arrangement pursuant to the terms thereof; and
          (u) Liens not securing Indebtedness arising from precautionary Uniform Commercial Code financing statement filings solely as a precautionary measure in connection with operating leases permitted hereunder.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
          “Pledge Agreement” means that certain Pledge Agreement, dated as of the Closing Date, among the Rail Services Business Subsidiaries party thereto and the Administrative Agent, substantially in the form of Exhibit J.
          “Rail Services Business” means the railcar repair, maintenance, refurbishment and component parts (including wheel services) services in respect of a broad range of freight cars provided in the United States.
          “Rail Services Business Subsidiaries” means, collectively, Gunderson Rail Services, Meridian Rail Holdings Corp., Brandon Railroad LLC, Meridian Rail Acquisition Corp., Meridian Rail Mexico City Corp. and each other Domestic Subsidiary that engages in Rail Services Business on or after the date of this Agreement, but excluding any Manufacturing Subsidiaries.
          “Recovery Fund” has the meaning specified in the introductory paragraph hereto.

          “Reference Banks” means four major banks in the London interbank market selected by the Agent acting reasonably.
          “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for or to consolidate, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.
          “Register” has the meaning specified in Section 10.06(c).
          “Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.
          “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
          “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
          “Reporting Officer” means the chief executive officer, the chief financial officer, the treasurer and the general counsel of the Borrower.
          “Required Holders” means, as at any date of determination, Holders holding in the aggregate more than 50% of the outstanding Loans.
          “Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, controller, secretary or assistant secretary, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary or, solely in the case of Section 7.13, GIMSA US, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof) other than dividends or distributions payable to the Borrower or a Subsidiary Guarantor.
          “Same Day Funds” means immediately available funds.
          “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.
          “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

          “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.
          “Security Agreement” means that certain Security Agreement, dated as of the Closing Date, among the Borrower and the Rail Services Business Subsidiaries party thereto and the Administrative Agent, substantially in the form of Exhibit I.
          “Senior Debt Indenture” means that certain Indenture dated as of May 11, 2005 among the Borrower, the guarantors party thereto and U.S. Bank National Association, as trustee, relating to the Borrower’s 8-3/8% Senior Notes due 2015.
          “Solvent” means, when used with respect to any Person, that, as at any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature; provided that, for purposes of determining if any Person is Solvent, the effect of intercompany receivables and payables shall not be considered in such determination. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
          “SPE” means any Person that is a direct or indirect, wholly-owned special purpose subsidiary of the Borrower that engages in no activities other than those reasonably related to or in connection with the entering into of transactions described in Section 7.05 and which is designated by the board of directors of the Borrower as an SPE; provided (a) that neither the Borrower nor any Subsidiary (i) shall provide any Guarantee or other credit support to such Person, (ii) shall have any contract, agreement, arrangement or understanding with such Person other than on terms that are fair and reasonable and that are no less favorable to the Borrower or such Subsidiary than could be obtained from an unrelated Person (other than representations, warranties and covenants (including those relating to servicing) entered into in the ordinary course of business in connection with a transactions contemplated by Section 7.05(f)) and (iii) shall have any obligation to maintain or preserve such Person’s financial condition or to cause such Person to achieve certain levels of operating results and (b) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Person shall be recourse to the Borrower or its Subsidiaries (other than representations, warranties and covenants (including those relating to servicing) entered into in the ordinary course of business in connection with a transactions contemplated by Section 7.05(f)).
          “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower. For purposes of the Loan Documents, the term “Subsidiary” shall not include any SPE or any Joint Venture.
          “Subsidiary Guarantors” means, collectively, Greenbrier Leasing Company LLC, Greenbrier Railcar LLC, Autostack Company LLC, Gunderson LLC, Gunderson Rail Services, Gunderson Marine LLC, Greenbrier-Concarril, LLC, Greenbrier Leasing Limited Partner, LLC, Greenbrier Management Services, LLC, Meridian Rail Holdings Corp., Meridian Rail Acquisition Corp., Meridian Rail Mexico City Corp., Brandon Railroad, LLC, Gunderson Specialty Products, LLC and each other Subsidiary that becomes a Subsidiary Guarantor after the date of this Agreement in accordance with Section 6.12.
          “Subsidiary Guaranty” means the Subsidiary Guaranty made by each of the Subsidiary Guarantors in favor of the Administrative Agents and the Holders, substantially in the form of Exhibit F.
          “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
          “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-

market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.
          “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
          “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
          “Term Debt” has the meaning specified in Section 7.03(d).
          “Threshold Amount” means $10,000,000 as to Section 8.01(e), and $15,000,000 as to each of Sections 8.01(h) and (i).
          “Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.
          “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
          “Uniform Commercial Code” means the Uniform Commercial Code as in effect in any applicable jurisdiction and, if such jurisdiction does not have a Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York.
          “United States” and “U.S.” mean the United States of America.
          “Warrant Agreement” means the Warrant Purchase Agreement, dated as of the Closing Date, among the Borrower and WLR, substantially in the form of Exhibit K hereto.
          “Warrant Documents” means the Investor Rights and Restrictions Agreement, the Warrant Agreement and the Warrants.
          “Warrant Exercise Price Payment” has the meaning assigned to such term in Section 2.12(a).
          “Warrants” means the warrants to purchase common stock issued by the Borrower in favor of WLR pursuant to the Warrant Agreement.
          “WLR” has the meaning specified in the introductory paragraph hereto.

     1.02 Other Interpretive Provisions.
          With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
          (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions set forth herein or in any other Loan Document), (iii) the words “herein,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any Law shall, unless otherwise specified, refer to such Law as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
          (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
          (d) All references to amounts owing by, to or in respect of Foreign Subsidiaries shall be deemed to refer to the Dollar equivalent of any such amounts that are denominated in a currency other than Dollars.
     1.03 Accounting Terms.
          (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
          (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial requirement set forth in any Loan Document, and either the Borrower or the Required Holders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Holders); provided that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Holders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP.
          (c) Calculations; Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB Interpretation No. 46 — Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.
     1.04 Times of Day.
          Unless otherwise specified, all references herein to times of day shall be references to New York City time.
ARTICLE II
THE COMMITMENTS
     2.01 Loan.
          Subject to the terms and conditions set forth herein, WLR agrees to make a loan (a “Loan”) to the Borrower on the Closing Date in the amount of $75,000,000, and the Borrower agrees to borrow $75,000,000 on the Closing Date; provided, however, that immediately after giving effect to the Borrowing, the Outstanding Amount shall not exceed the Ceiling. Amounts borrowed and repaid or prepaid may not be reborrowed. The Borrowing of Loans hereunder shall be made as provided in Section 2.02. Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.
     2.02 Borrowings, Conversions and Continuations of Loans.
          (a) The Borrowing hereunder shall occur on the Closing Date. Each conversion of Loans from one Type to the other and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent which may be given by telephone. Notice of any conversion to or continuation of any Loans must be received by the Administrative Agent three (3) Business Days prior to the date of any such continuation or conversion. Each telephonic notice pursuant to this Section must be confirmed promptly by delivery to the Administrative Agent of a written Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each conversion to or continuation of Loans shall be in a principal amount of $5,000,000 or a whole multiple of $500,000 in excess thereof. Each Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. All Loans shall be made in Dollars. If the Borrower requests a conversion to or continuation of Eurocurrency Rate Loans in any such Notice, but fails to specify an Interest Period, or if the Borrower fails to deliver any such Notice of conversion or continuation, then, in each case, it will be deemed to have specified an Interest Period of three months.
          (b) WLR shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 11:00 a.m. on the Business Day specified in the Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
          (c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be converted to or continued as Eurocurrency Rate Loans without the consent of the Required Holders.
          (d) All Obligations of the Borrower under this Agreement and of the Rail Services Business Subsidiaries under all other Loan Documents shall be secured by the Collateral in accordance with the Loan Documents.
     2.03 Prepayments.
     (a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that such notice must be received by the Administrative Agent not later than 10:00 a.m. three Business Days (or such shorter period as may be agreed to by the Administrative Agent) prior to the requested date of prepayment of Loans that are Eurocurrency Rate Loans and on the requested date of prepayment of Loans that are Base Rate Loans. Any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $500,000 in excess thereof in the case of Loans. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent shall promptly notify each Holder of its receipt of each such notice, and of the amount of such Person’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall (except in the case of a conditional notice contemplated by this Section 2.03 where the notice has been revoked) make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Notwithstanding the foregoing, any notice of prepayment delivered pursuant to this Section may state that such notice is conditioned upon the effectiveness of other credit facilities or other financing transaction, in which case such notice may be revoked (by written notice to the Administrative Agent on or prior to the specified termination date) if such condition is not satisfied. Any such revocation or prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Holders in accordance with their respective Applicable Percentages.
     (b) If the Administrative Agent notifies the Borrower after receipt of a Borrowing Base Certificate pursuant to Section 6.02 that the Outstanding Amount exceeds the Ceiling, then no later than five Business Days after receipt of such notice, the Borrower shall (i) prepay Loans in an aggregate principal amount sufficient to reduce the Outstanding Amount as of such date of prepayment to an amount not to exceed the Ceiling or (ii) directly or indirectly through one or more Subsidiaries provide additional first priority secured Collateral satisfactory to the Administrative Agent with an aggregate Borrowing Base value, or cash Collateral, sufficient to cause the Outstanding Amount as of the date of providing such additional Collateral not to exceed the Ceiling; provided that, in the event a Subsidiary that is not party to the Security Agreement provides additional Collateral, such Subsidiary shall become a party to the Security Agreement and the Pledge Agreement, or enter into a new security agreement with respect to such additional collateral, as applicable, and take the actions required to be taken by Rail Services Business Subsidiaries in Sections 6.12 and 6.13, in each case to the extent applicable to the type of collateral provided pursuant to this Section 2.03(b), and if such Subsidiary is not already a Subsidiary Guarantor, it shall become a party to the Subsidiary Guaranty.
     (c) Not later than five Business Days following the receipt by the Borrower or any Rail Services Business Subsidiary of any net cash proceeds from a Casualty Event, the Borrower shall apply an amount equal to 100% of such net cash proceeds to prepay the Loans; provided, that so long as no Default shall then exist or would arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered a certificate of a Responsible Officer of the Borrower to the Administrative Agent on or prior to such date stating that such net cash proceeds are expected to be reinvested in fixed or capital assets in the Rail Services Business (or other assets or investments approved by the Administrative Agent in writing) within 120 days following the date of receipt of such proceeds (which certificate shall set forth in reasonable detail the estimates of the proceeds to be so reinvested); provided, further, that, if any portion of such net cash proceeds shall not be so used or committed to be reinvested within such 120-day period, such unused or uncommitted portion shall be applied on the last day of such period as a mandatory prepayment of the Loans. All property purchased or otherwise acquired with net cash proceeds pursuant to this subsection shall be made subject to the first priority perfected Lien of the Administrative

Agent for the benefit of the Holders in accordance with and to the extent required by the terms of the Loan Documents.
     2.04 Repayment.
          The Borrower shall repay on the Maturity Date the aggregate principal amount of Loans outstanding on such date.
     2.05 Interest.
          (a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Margin and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.
          (b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
               (ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Holders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
               (iii) Upon the request of the Required Holders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
               (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
          (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

     2.06 Fees.
          The Borrower shall pay to the Administrative Agent the fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     2.07 Computation of Interest and Fees.
          All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     2.08 Evidence of Debt. The Loans shall be evidenced by one or more accounts or records maintained by each Holder and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Holder shall be conclusive absent manifest error of the amount of the Loans made by the Holders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Holder and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. The Borrower shall execute and deliver to such Holder (through the Administrative Agent) a Note, which shall evidence such Holder’s Loans to the Borrower in addition to such accounts or records. Each Holder may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
     2.09 Payments Generally; Administrative Agent’s Clawback.
          (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Holders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 1:00 p.m. on the date specified herein. The Administrative Agent shall promptly distribute to each Holder its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Holder’s Office. All payments received by the Administrative Agent after 1:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

          (b) Failure to Satisfy Conditions Precedent. If any Holder makes available to the Administrative Agent funds for any Loan to be made by such Holder as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Holder) to such Holder, without interest.
          (c) Obligations Several. The obligations of Recovery Fund, Parallel Fund and any Assignee hereunder to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any such Person to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other such Person of its corresponding obligation to do so on such date, and no Holder shall be responsible for the failure of any other Holder to make its payment under Section 10.04(c).
          (d) Funding Source. Nothing herein shall be deemed to obligate any Holder to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Holder that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     2.10 Sharing of Payments.
          If any Holder shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Holder’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Holder receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Loans of the other Holders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Holders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (ii) any payment obtained by a Holder as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply) or (iii) any reduction of the amounts payable to it made by a Holder in accordance with Section 2.12.
          The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Holder acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Holder were a direct creditor of such Loan Party in the amount of such participation.

     2.11 Additional Commitments.
          (a) Request for Additional Commitments. Provided that there exists no Default, the Borrower may from time to time, request additional commitments for an additional term loan facility in an amount not exceeding $75,000,000 in the aggregate. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Holder is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Holders).
          (b) Holder Elections. Each Holder shall notify the Administrative Agent within such time period whether or not it agrees in its sole and absolute discretion to provide additional commitments and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Holder not responding within such time period shall be deemed to have declined to provided additional commitments.
          (c) Notification by Administrative Agent; Additional Holders; Effective Date and Allocations. The Administrative Agent shall notify the Borrower and each Holder of the Holders’ responses to each request made hereunder and any additional required conditions to effectiveness of the Increase Effective Date. If all or any Holders agree to provide additional commitments in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Holders of the final allocation of such increase and the Increase Effective Date and the parties shall enter into documentation necessary to provide for the additional commitments.
          (d) Conditions to Effectiveness. As a condition precedent to such additional commitments, the Borrower shall, in addition to satisfying any of the conditions to the Increase Effective Date set forth in the notice specified in clause (c) of this Section, deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such additional commitments and (ii) in the case of the Borrower, certifying that, before and after giving effect to such additional commitments, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all respects as of such earlier date, and except that for purposes of this Section, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists. Nothing herein constitutes a commitment by any Holder or the Administrative Agent or any of their respective Affiliates to provide any additional commitments or to fund any additional Loans hereunder.
          (e) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.10 or 10.01 to the contrary.

     2.12 Reduction of Loans to pay Warrant Exercise Price.
          (a) The parties acknowledge that, to the extent permitted by and in accordance with the terms and conditions of the Warrants, a Holder may pay all or any portion of the exercise price payable by such Holder upon exercise of the Warrants held by it by reducing the amount of principal and/or interest due and payable by the Borrower hereunder in an aggregate amount equal to the exercise price payable with respect to the Warrants being exercised at such time that is being paid by such reduction (the “Warrant Exercise Price Payment”). Such Holder shall deliver written notice to the Borrower of its election to do so prior to the date the date of exercise and the date such principal and interest are payable (it being understood that such notice shall be in addition to any notices required to be given by the Holder under the Warrant Agreement and the Warrants in connection with such exercise). Upon delivery of such notice and exercise of such Warrants in accordance with the terms thereof, (a) such Holder shall be deemed to have paid to the Borrower the exercise price for the Warrants in an amount equal to the principal and interest being reduced and (b) the outstanding principal of, and interest on, the Loans payable to such Holder shall be reduced by an amount equal to the amount of such principal and interest used to pay the exercise price of the Warrants pursuant to this Section. Upon consummation of a Warrant Exercise Price Reduction, (a) the applicable Holder shall return to the Borrower any Notes issued to it hereunder, and (b) the Borrower shall issue to such Holder a new Note in the aggregate principal amount of Loans payable to such Holder hereunder after giving effect to the Warrant Exercise Price Payment.
          (b) Within 10 Business Days following the Closing Date, the Borrower shall, in cooperation with the Administrative Agent, engage Duff & Phelps (the “Financial Expert”) to determine in accordance with US GAAP, for book and tax purposes (i) the fair market value, as of the Closing Date, of the Warrants as set forth in the Warrant Agreement and (ii) the fair market value, as of the Closing Date, of the Loans, without giving effect to the Warrants, as set forth in this Agreement. The determination of fair market value made by the Financial Expert shall be final, conclusive and binding on the parties and their respective Affiliates and the parties shall not take, and shall cause their respective Affiliates not to take, any position inconsistent with such determination in any income Tax filings made by them or on their behalf with any Governmental Authority. The fees and expenses of the Financial Expert, payable in connection with the limited purposes contemplated in this Section 2.12, shall be paid by the Borrower.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes.
          (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Holder receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.
          (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.
          (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Holder, within ten days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Holder, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Holder (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Holder, shall be conclusive absent manifest error.
          (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Status. (i) Any Foreign Holder that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Holder, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Holder is subject to backup withholding or information reporting requirements.
          (ii) Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Holder shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Holder becomes a Holder under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Holder is legally entitled to do so), whichever of the following is applicable: duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party, duly completed copies of Internal Revenue Service Form W-8ECI in the case of a Foreign Holder treating the interest as effectively connected income, duly completed copies of W8-EXP in the case of a Foreign Holder that is a foreign government, foreign central bank of issue, foreign tax-exempt organization of government of a U.S. possession claiming eligibility for an exemption from withholding tax, duly completed copies of W8-IMY in the case of a Foreign Holder that is a qualified intermediary, a withholding partnership or a nonwithholding intermediary to transmit withholding certificates, in the case of a Foreign Holder claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Holder is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN, or any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made.
          (iii) Without limiting the obligations of the Holders set forth above regarding delivery of certain forms and documents to establish each Holder’s status for U.S. withholding tax purposes, each Holder agrees promptly to deliver to the Administrative Agent or the Borrower, as the Administrative Agent or the Borrower shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Holder, as are required under such Laws to confirm such Holder’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Holder outside of the U.S. by the Borrower pursuant to this Agreement or otherwise to establish such Holder’s status for withholding tax purposes in such other jurisdiction. Each Holder shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Holder, and as may be reasonably necessary (including the re-designation of its Office) to avoid any requirement of applicable Laws of any such jurisdiction that the Borrower make any deduction or withholding for taxes from amounts payable to such Holder. Additionally, the Borrower shall promptly deliver to the Administrative Agent or any Holder, as the Administrative Agent or such Holder shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by such Holder or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Holder of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.
          (f) Treatment of Certain Refunds. If the Administrative Agent or any Holder determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Holder, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Holder agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Holder in the event the Administrative Agent or such Holder is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Holder to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     3.02 Illegality.
     If any Holder reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Holder or its applicable Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Holder to purchase or sell, or to take deposits of, Dollars, then, on notice thereof by such Holder to the Borrower through the Administrative Agent, any obligation of such Holder to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended until such Holder notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Holder (with a copy to the Administrative Agent), prepay or, if applicable, convert all such Eurocurrency Rate Loans of such Holder to Base Rate Loans, either on the last day of the Interest Period therefor, if such Holder may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Holder may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
     3.03 Inability to Determine Rates.
    If the Required Holders reasonably determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits are not being offered to banks in the applicable offshore interbank market for Dollars for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or (c) in the case of a Holder that is a bank, the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Holders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Holder. Thereafter, the obligation of the Holders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

     3.04 Increased Costs.
          (a) Increased Costs Generally. To the extent applicable to any Holder, if any Change in Law shall:
          (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Holder (except any reserve requirement contemplated by Section 3.04(e));
          (ii) subject any Holder to any tax of any kind whatsoever with respect to this Agreement or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Holder in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Holder); or
          (iii) impose on any Holder or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Holder and the result of any of the foregoing shall be to increase the cost to such Holder of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Holder, or to reduce the amount of any sum received or receivable by such Holder hereunder (whether of principal, interest or any other amount) then, upon request of such Holder, the Borrower shall pay to such Holder such additional amount or amounts as will compensate such Holder for such additional costs incurred or reduction suffered.
          (b) Capital Requirements. If any Holder determines that any Change in Law affecting such Holder or any Office of such Holder or such Holder’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Holder’s capital or on the capital of such Holder’s holding company, if any, as a consequence of this Agreement, the Commitments of such Holder or the Loans made by such Holder to a level below that which such Holder or such Holder’s holding company could have achieved but for such Change in Law (taking into consideration such Holder’s policies and the policies of such Holder’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Holder such additional amount or amounts as will compensate such Holder or such Holder’s holding company for any such reduction suffered.
          (c) Certificates for Reimbursement. A certificate of a Holder setting forth in reasonable detail the amount or amounts necessary to compensate such Holder or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay to such Holder the amount shown as due on any such certificate within ten days after receipt thereof.
          (d) Delay in Requests. Failure or delay on the part of any Holder to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Holder’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Holder pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Holder notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Holder’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
          (e) Additional Reserve Requirements. The Borrower shall pay to each Holder, as long as such Holder shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Holder (as determined by such Holder in good faith, which determination shall be conclusive, absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided that the Borrower shall have received at least ten days prior notice (with a copy to the Administrative Agent) of such additional costs from such Holder. If a Holder fails to give notice ten days prior to the relevant Interest Payment Date, such additional costs shall be due and payable ten days from receipt of such notice.
     3.05 Compensation for Losses.
          Upon demand of any Holder (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Holder for and hold such Holder harmless from any loss, cost or expense incurred by it as a result of:
          (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise); provided however, that no Holder will be entitled to compensation pursuant to this subsection (a) to the extent of interest reduced in connection with a Warrant Exercise Price Payment;
          (b) any failure by the Borrower (for a reason other than the failure of such Holder to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
          (c) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.14;
including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Holder in connection with the foregoing. For purposes of calculating amounts payable by the Borrower to the Holders under this Section, each Holder shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such Dollars for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.
     3.06 Mitigation Obligations; Replacement of Holders.
          (a) Designation of a Different Office. If any Holder requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Holder or any Governmental Authority for the account of any Holder pursuant to Section 3.01, or if any Holder gives a notice pursuant to Section 3.02, then such Holder shall use reasonable efforts to designate a different Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Holder, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Holder to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Holder. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Holder in connection with any such designation or assignment.
          (b) Replacement of Holders. If any Holder requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Holder or any Governmental Authority for the account of any Holder pursuant to Section 3.01, the Borrower may replace such Holder in accordance with Section 10.14.
     3.07 Survival.
          All of the obligations of the Borrower under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV
CONDITIONS PRECEDENT
     4.01 Conditions.
          The obligation of each Holder to make its Loan hereunder is subject to satisfaction of the following conditions precedent:
          (a) The Administrative Agent’s receipt of the following, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent:
          (i) executed counterparts of this Agreement, the Security Agreement, the Pledge Agreement, the Perfection Certificate, the Fee Letter, the Letter Agreement, the Disclosure Letter and the Subsidiary Guaranty;

          (ii) Notes executed by the Borrower in favor of each of Recovery Fund and Parallel Fund;
          (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as set forth in the Closing Checklist evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
          (iv) such documents and certifications as set forth on the Closing Checklist showing that each Loan Party is duly organized or formed, and that each of the Loan Parties is validly existing, in good standing, as applicable in their respective jurisdictions of formation, and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
          (v) a completed Borrowing Base Certificate, as of April 30, 2009, duly executed by a Responsible Officer of the Borrower;
          (vi) such executed documents as the Administrative Agent may require to perfect the Holders’ first priority security interest in the Collateral to the extent required to be delivered on the Closing Date as set forth in the Closing Checklist;
          (vii) evidence that the Administrative Agent, on behalf of the Holders, shall have a perfected, first priority interest in the Collateral (including original stock certificates together with stock powers duly endorsed in blank) subject to the Liens set forth in Schedule 7.01 of the Disclosure Letter, to the extent required to be delivered on the Closing Date as set forth on the Closing Checklist;
          (viii) the Existing Revolving Credit Facility Condition shall be satisfied or with the funding of Loans hereunder on the Closing Date shall be satisfied contemporaneously upon such funding;
          (ix) favorable opinions of Tonkon Torp LLP and Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Loan Parties, addressed to the Administrative Agent and each Holder, in substantially the form of Exhibit G-1 and Exhibit G-2, as applicable, in each case satisfactory to the Administrative Agent;
          (x) a certificate of a Responsible Officer of the Borrower either (A) attaching copies of all consents, licenses and approvals of third parties required in connection with the execution, delivery and performance by the Loan Parties and the validity against the Loan Parties of the Loan Documents, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
          (xi) a certificate signed by a Responsible Officer of the Borrower certifying (A) to such Responsible Officer’s knowledge, that the conditions in

Sections 4.01(f) and (g) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (C) that there is no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect;
          (xii) a fully-executed deposit account control agreement in favor of the Administrative Agent from each lockbox servicer and bank where a deposit account set forth on Schedule 5.18 of the Disclosure Schedule is located causing each such lockbox and deposit account to constitute a Controlled Deposit Account, in each case in form and substance reasonably satisfactory to the Administrative Agent;
          (xiii) certificates of insurance and other evidence, satisfactory to it, of compliance with the insurance requirements of the Loan Documents, each of which shall name the Administrative Agent as an “additional insured” or “loss payee”, as applicable;
          (xiv) the Administrative Agent shall have received, in form and substance reasonably satisfactory to it, all environmental reports, asset appraisals, field audits and such other reports, audits or certifications as it may reasonably request; and
          (xv) such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require.
          (b) The Borrower and WLR shall have executed the Warrant Agreement and the Investor Rights and Restrictions Agreement, and a copy of each such agreement shall have been delivered to the Administrative Agent.
          (c) The Borrower shall have issued to WLR Warrants in accordance with the Warrant Agreement and WLR shall have received such Warrants.
          (d) Any fees required to be paid on or before the Closing Date, including, without limitation, any fees set forth in the Fee Letter, shall have been paid.
          (e) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
          (f) The representations and warranties of (i) the Borrower contained in Article V and (ii) each Loan Party contained in each other Loan Document or in any document furnished hereunder or thereunder as of the date hereof, shall be true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case, they shall be true and correct as of such earlier date.

          (g) No Default shall exist, or would result from the Borrowing or the application of the proceeds thereof.
          (h) The Administrative Agent shall have received a Notice in accordance with the requirements hereof.
          (i) The proposed Loan shall be in a principal amount of no less than $75,000,000 and a loan in such principal amount shall be permitted pursuant to Section 4.09(b)(1) of Senior Debt Indenture, and the Borrower shall have delivered to the Administrative Agent calculations demonstrating that such Loan amount is so permitted.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
          The Borrower, on behalf of itself and the Subsidiary Guarantors, represents and warrants to the Administrative Agent and the Holders on the Closing Date that:
     5.01 Existence, Qualification and Power; Compliance With Laws.
          Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     5.02 Authorization; No Contravention.
          The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (c) violate any Law to which such Person or property is subject. Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

     5.03 Governmental Authorization; Other Consents.
          No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.
     5.04 Binding Effect.
          This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium and other laws affecting creditor’s rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).
     5.05 Financial Statements; No Material Adverse Effect; No Internal Control Event.
          (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
          (b) The unaudited consolidated balance sheets of the Borrower and its Subsidiaries dated February 28, 2009, and the related consolidated statements of income or operations and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
          (c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or is reasonably expected to have a Material Adverse Effect.
          (d) Since the date of the Audited Financial Statements, no Internal Control Event has occurred.

     5.06 Litigation.
          There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, is reasonably expected to have a Material Adverse Effect.
     5.07 No Default.
          Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
     5.08 Ownership of Property; Liens.
          Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title (a) as to such real property not constituting Eligible Plant, Property and Equipment at any time as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (b) as to such real property constituting Eligible Plant, Property and Equipment at any time, any defects in title that do not materially (i) impair the value or marketability of such real property or (ii) interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property. The real property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.
     5.09 Environmental Compliance.
          The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     5.10 Insurance.
          The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, and with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

     5.11 Taxes.
          Except as disclosed to the Administrative Agent and WLR in writing prior to the Closing Date, the Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment, notice of any audit or inquiry against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any formal tax sharing agreement.
     5.12 ERISA Compliance.
          (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received an opinion letter or a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
          (b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
          (c) (i) No ERISA Event has occurred or is reasonably expected to occur, no Pension Plan has any Unfunded Pension Liability, (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
     5.13 Subsidiaries; Equity Interests.
          (a) As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13 of the Disclosure Letter, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule

5.13 of the Disclosure Letter free and clear of all Liens other than, with respect to Equity Interests other than Equity Interests in the Rail Services Business Subsidiaries, Liens permitted under Section 7.01.
          (b) As of the Closing Date, the Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13 of the Disclosure Letter. All of the outstanding Equity Interests in the Borrower have been validly issued and are fully paid and nonassessable.
          (c) As of the Closing Date, all Rail Services Business Subsidiaries are as set forth in Part (b) of Schedule 5.13 and all Manufacturing Subsidiaries are as set forth in Part (c) of Schedule 5.13. The Rail Services Business Subsidiaries have all right, title and interest in, to and under substantially all of the assets and properties of the Rail Services Business conducted by the Borrower and its Domestic Subsidiaries.
     5.14 Margin Regulations; Investment Company Act.
          (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
          (b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     5.15 Disclosure.
          The Borrower has disclosed to the Administrative Agent and WLR all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or WLR in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), when taken together with the Borrower’s filings with the SEC, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to all financial projections, budgets, forecasts, pro forma data and other forward looking statements (“Projections”) provided by the Borrower have been prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that any particular Projections will be realized).

     5.16 Compliance With Laws.
          Each of the Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, is not expected to have a Material Adverse Effect.
     5.17 Intellectual Property; Licenses, Etc.
          (a) The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any valid rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, is reasonably expected to have a Material Adverse Effect.
     5.18 Deposit Accounts.
     Schedule 5.18 of the Disclosure Letter sets forth as of the date of Borrowing all deposit accounts (other than Excluded Deposit Accounts and those used solely for employee benefits and payroll) maintained by the Rail Services Business Subsidiaries. Each Rail Services Business Subsidiary is the sole account holder of each such deposit account and has not allowed any other Person to have control over any such deposit account or any property deposited therein.
     5.19 No Liens.
     Neither the Borrower nor any Subsidiary has created, incurred or suffered to exist any Lien (other than Liens in favor of the Administrative Agent) on any of its rights, title and interest in the Equity Interests of Gunderson Rail Services or GIMSA US or the GIMSA Loan. Such assets are free and clear of all Liens (other than Liens in favor of the Administrative Agent).
     5.20 Solvency.
     Each of (i) the Borrower and its Subsidiaries, taken as a whole, and (ii) the Rail Services Business Subsidiaries, taken as a whole, is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred under or in connection with the Loan Documents will be, Solvent.

ARTICLE VI
AFFIRMATIVE COVENANTS
          So long as any Holder shall have any Loan or other Obligation (other than inchoate indemnity obligations) hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:
     6.01 Financial Statements.
     Deliver to the Administrative Agent and each Holder;
     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending August 31, 2009), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing, including Deloitte & Touche or such other nationally recognized firm that may be approved by the Borrower’s board of directors (or the audit committee thereof) from time to time, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) an attestation report of such Registered Public Accounting Firm as to the Borrower’s internal controls pursuant to Section 404 of Sarbanes-Oxley expressing a conclusion to which the Required Holders do not reasonably object; and
     (b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended May 31, 2009), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and
     (c) as soon as available, but in any event not later than 75 days after the beginning of each fiscal year of the Borrower, forecasts prepared by management of the Borrower, in form and detail reasonably satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for such fiscal year (including the fiscal year in which the Maturity Date occurs).
As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.
     6.02 Certificates; Other Information.
     Deliver to the Administrative Agent and each Holder:
     (a) within 45 days after the end of each fiscal quarter, a Borrowing Base Certificate as of the last day of such fiscal quarter, in form and detail reasonably satisfactory to the Administrative Agent;
     (b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, in form and detail reasonably satisfactory to the Administrative Agent;
     (c) promptly after any request by the Administrative Agent or any Holder, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;
     (d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to all of the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
     (e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Holders pursuant to Section 6.01 or any other clause of this Section;
     (f) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any

Subsidiary thereof, in each case, to the extent submitted by management of any Loan Party to the audit committee of the Borrower’s board of directors;
     (g) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Holder may from time to time reasonably request, in form and detail reasonably satisfactory to the Administrative Agent and the Required Holders;
     (h) promptly, and in any event within five Business Days of (i) the Borrower providing or causing a Subsidiary to provide additional Collateral in accordance with Section 2.03(b), (ii) the making of an Investment by any Rail Services Business Subsidiary permitted pursuant to Section 7.02, (iii) the making of a disposition of Collateral permitted pursuant to Sections 7.05(n), 7.05(o), or 7.05(p), (iv) the making of an Investment by any Rail Services Business Subsidiary in any non-Rail Services Business Subsidiary, any Joint Venture or SPE, (v) any non-cash Restricted Payment made by any Rail Services Business Subsidiary pursuant to Section 7.06(a) or (vi) at the Borrower’s sole discretion upon the acquisition of assets by the Borrower or any of its Subsidiaries outside of the ordinary course of business (but otherwise expressly permitted hereunder), in each case involving Eligible Accounts, Eligible Inventory or Eligible, Property Plant and Equipment, an updated Borrowing Base Certificate which incorporates the disposed, acquired or pledged assets to reflect such assets on a pro-forma basis;
     (i) within thirty days after closing of any offering of Term Debt, a certificate signed by a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent and the Required Holders, which confirms that (i) such offering did not cause an Event of Default, and (ii) the documentation associated with such offering, a copy of which shall be attached to the certificate, does not impose a limitation on the ability of the Borrower or its Subsidiaries to make Restricted Payments to the Borrower or its Subsidiaries; and
     (j) promptly, and in no event later than July 8, 2009 the Appraisal;
     (k) promptly after the same are available, notice of any amendment, supplement, restatement or other modification to, or refinancing or replacement of, the GIMSA Loan; and
     (l) promptly after the same are sent or otherwise made available, copies of all reports, certificates, notices, financial reporting and other materials provided to the agent or the lender under the Existing Revolving Credit Facility or any replacement or Refinancing thereof or to the indenture trustee for the Senior Debt Indenture or any replacement or Refinancing thereof.
          Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02, or (ii) on which the Borrower files such documents on the SEC’s website or (iii) such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Holder and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Holder that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Holder and (ii) the Borrower shall notify the Administrative Agent and each Holder (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Holder shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
          The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Holders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) and (b) certain of the Holders may be “public-side” Holders (i.e., Holders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Holder”). The Borrower hereby agrees that so long as it is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (i) all Borrower Materials that are to be made available to Public Holders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof and (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Holders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07). Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC.”
     6.03 Notices.
          Promptly notify the Administrative Agent and each Holder upon an occurrence that provides, or should reasonably provide, any Reporting Officer with actual knowledge of:
     (a) the occurrence of any Default or Event of Default;
     (b) any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;
     (c) the occurrence of any ERISA Event;

     (d) any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary;
     (e) the occurrence of any Internal Control Event; and
     (f) the receipt by the Borrower or any Subsidiary of notice from any lender or trustee, or the giving of any notice by the Borrower or any Subsidiary, of the occurrence of any “default” or “event of default” under any agreement or instrument evidencing Indebtedness for borrowed money.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity the event giving rise to the Default or Event of Default and any and all provisions of this Agreement and any other Loan Document that have been breached.
     6.04 Payment of Obligations.
          Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary, (b) all lawful claims which, if unpaid, would by law become a Lien upon its property and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
     6.05 Preservation of Existence, Etc.
          Except for Immaterial Subsidiaries, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Sections 7.04 or 7.05, (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
     6.06 Maintenance of Properties.
          (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted;
          (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

          (c) use the standard of care typical in the industry in the operation and maintenance of its material facilities.
     6.07 Maintenance of Insurance.
Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of reasonable kinds and in reasonable amounts (after giving effect to any self-insurance) for the Borrower’s business, but in any event at least coverage that is not substantially different than that maintained by the Borrower and its Subsidiaries as of the Closing Date. The Borrower shall use its reasonable efforts to cause each such policy of insurance to provide for at least 30 days prior written notice to the Administrative Agent of any cancellation of such policy. The Borrower shall provide, and shall use its reasonable efforts to request that the applicable insurance company provide, notice to the Administrative Agent if the Borrower submits or settles a claim (along with a copy of such submission or settlement) and a copy of any annual policy renewal statement with respect to such insurance. In addition, the Borrower and the other Loan Parties shall deliver to the Administrative Agent within five days of receipt thereof, on an annual basis in form and substance reasonably acceptable to the Administrative Agent, certificates of insurance and other evidence of compliance with the insurance requirements of the Loan Documents, each of which with respect to property and liability insurance shall name the Administrative Agent as an “additional insured” or “loss payee”, as applicable so that, in the event of an Event of Default, insurance proceeds to the extent related to the Collateral shall be payable to the Administrative Agent. So long as no Event of Default has occurred and is continuing, the Borrower and its Subsidiaries shall be entitled to collect and use all proceeds of any insurance policy provided that the proceeds related to any Collateral shall be applied in accordance with Section 2.03(c).
     6.08 Compliance with Laws.
          Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
     6.09 Books and Records.
          (a) Maintain in all material respects proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and
          (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

     6.10 Inspection Rights.
          Permit representatives and independent contractors of the Administrative Agent and each Holder to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its Responsible Officers, and independent public accountants, all at the expense of the Administrative Agent and each Holder, unless an Event of Default has occurred and is continuing, and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Holder (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. Notwithstanding anything to the contrary herein, neither the Borrower nor any Subsidiary will be required to disclose, permit the inspection, examination or making of copies, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information (ii) in respect of which disclosure to the Administrative Agent or any Holder (or its respective representatives or independent contractors) is then prohibited by applicable Law or any agreement binding on the Borrower or any Subsidiary which was not entered into in contemplation of this Agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product, which privilege or protection the Borrower determines in good faith could be waived by disclosing to the Administrative Agent or the Holders.
     6.11 Use of Proceeds.
          Use the proceeds of the Loans for (i) repaying, repurchasing or retiring debt, (ii) working capital or other general corporate purposes not in contravention of any Law or of any Loan Document, (iii) repaying on the date of Borrowing loans outstanding under the Existing Revolving Credit Facility and/or the loans outstanding under either Greenbrier Leasing Facilities, not in excess of $50,000,000 in the aggregate and (iv) repurchasing notes outstanding under the Senior Indenture and the Convertible Note Indenture in accordance with the terms of the Loan Documents.
     6.12 Additional Subsidiary Guarantors.
          Notify the Administrative Agent at the time that any Person becomes a Domestic Subsidiary, and promptly thereafter (and in any event within 30 days), cause such Person to (a) become a Subsidiary Guarantor by executing and delivering to the Administrative Agent a counterpart of the Subsidiary Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose and, in the case of a Rail Services Business Subsidiary, cause such Person to become a party to the Pledge Agreement and the Security Agreement and, to the extent required by and subject to the terms set forth the Security Agreement and the Pledge Agreement, to take other steps reasonably requested by the Administrative Agent in order to cause all the assets of such Person to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, all in form and substance reasonably satisfactory to the Administrative Agent and (b) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of clause (a) of Article IV and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Subsidiary Guarantor until such time as it ceases to be an Immaterial Subsidiary.
     6.13 Pledged Assets.
          (a) Equity Interests. Cause 100% of the issued and outstanding Equity Interests of each Rail Services Business Subsidiary (excluding Gunderson Rail Services) to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent to the extent required by and subject to the terms set forth in the Security Agreement and the Pledge Agreement, together with opinions of counsel and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent.
          (b) Other Property. To the extent required by and subject to the terms set forth in the Security Agreement, the Pledge Agreement and any other Loan Document, (i) cause all of the owned and leased property of each Rail Services Business Subsidiary to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent to secure the Obligations, subject in any case to Liens permitted by Section 7.01, and (ii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder) and other items as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.
          (c) In addition, the Loan Parties may pledge additional assets as Collateral pursuant to additional Loan Documents in form and substance reasonably satisfactory to the Administrative Agent, together with such other documentation as the Administrative Agent may reasonably request in connection therewith. To the extent such additional Collateral satisfies the applicable eligibility requirements, such Collateral shall be included in the Borrowing Base.
     6.14 Deposit Accounts.
     Each Rail Services Business Subsidiary shall cause each lockbox and deposit account (other than Excluded Deposit Accounts and deposit accounts used solely for employee benefits and payroll) set forth on Schedule 5.18 to be a Controlled Deposit Account at all times (unless such lockbox or deposit account is closed and a control agreement is entered into with respect to any successor account, in each case in accordance with this Section 6.14). Neither the Administrative Agent nor the Holders assumes any responsibility to any Loan Party for any lockbox arrangement or deposit account, including any claim of accord and satisfaction or release with respect to any payment items accepted by any bank. Subject to this Section, the Rail Services Business Subsidiaries shall request in writing and shall use its best efforts to ensure that all payments on Accounts or otherwise relating to Collateral (other than the GIMSA Loan), including any proceeds thereof, are made directly to a Controlled Deposit Account (or a lockbox relating to such Controlled Deposit Account). Each Rail Services Business Subsidiary shall promptly notify the Administrative Agent of any acquisition, opening or closing of a lockbox or a deposit account (other than Excluded Deposit Accounts and deposit accounts used solely for employee benefits and payroll) after the Closing Date and (x) cause each such newly opened lockbox or deposit account, as the case may be, to become a Controlled Deposit Account at the time such lockbox or deposit account (other than Excluded Deposit Accounts and deposit accounts used solely for employee benefits and payroll) is opened and (y) cause lockbox or deposit accounts (other than Excluded Deposit Accounts and deposit accounts used solely for employee benefits and payroll) of a Rail Services Business Subsidiary acquired in connection with an acquisition to be closed or to become a Controlled Deposit Account within 30 days of the acquisition thereof.
     6.15 Post-Closing Covenants.
     The Borrower and its Subsidiaries shall comply with all terms and conditions set forth on Schedule 6.15 within the time periods for such compliance set forth therein.
     6.16 Gunderson Rail Services.
     Cause the Borrower to own, directly or indirectly, 100% of all issued and outstanding Equity Interests of Gunderson Rail Services.
     6.17 Gunderson Rail Services.
     Cause all intercompany loans and advances between the Borrower and any of its Subsidiaries or between any Subsidiaries of the Borrower to be permitted by the terms of the Senior Debt Indenture (to the extent then in effect).
ARTICLE VII
NEGATIVE COVENANTS
     So long as any Holder shall have any Loan or other Obligation (other than inchoate indemnity obligations) hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:
     7.01 Liens.
     Create, incur, assume or suffer to exist (i) any Lien upon any property, assets or revenues of the Rail Services Business Subsidiaries (other than Permitted Liens) or the GIMSA Loan or any Equity Interests of Gunderson Rail Services, or Equity Interests of the Borrower or its Subsidiaries in GIMSA US or (ii) any Lien upon any other property, assets or revenues of the Borrower and its Subsidiaries other than the Rail Services Business Subsidiaries, whether now owned or hereafter acquired, other than, in the case of the foregoing clause (ii), the following:

          (a) Permitted Liens;
          (b) Liens existing on the date hereof and listed on Schedule 7.01 of the Disclosure Letter, any renewals or extensions thereof or new Liens granted in connection with the renewal, Refinancing, replacement or extension of the obligations secured thereby, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed and (iv) any renewal, Refinancing, replacement or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);
          (c) Liens securing Indebtedness permitted under Section 7.03(d); provided that such Liens do not at any time encumber any property other than lease-related assets (including rail cars, marine barges and other surface transportation equipment and related chattel paper) that are not part of the Collateral;
          (d) Liens on assets of Foreign Subsidiaries securing Indebtedness permitted under Section 7.03(f) and Liens in favor of Loan Parties granted by any of Gunderson-Concarril S.A. de C.V., GIMSA US or GIMSA Mexico to secure any Indebtedness owed to a Loan Party;
          (e) Liens on any assets securing Indebtedness permitted under Section 7.03(l) and Liens securing obligations under Swap Contracts and treasury or cash management services provided by the lenders party to the Credit Facilities (or Affiliates of such lenders);
          (f) Liens on assets of the Borrower or any Subsidiary not constituting Collateral securing Indebtedness or other obligations that are approved by the Borrower’s board of directors or the Administrative Agent;
          (g) Liens on assets incurred in the ordinary course of business of the Borrower or any Subsidiary with respect to obligations that do not exceed $5,000,000 in the aggregate at any time outstanding;
          (h) Liens arising under the Golden West Agreements;
          (i) Liens consisting of pledges of cash collateral of the Borrower or any Subsidiary to secure letters of credit, bank guarantees and banker’s acceptances in an aggregate principal amount at any time not in excess of $20,000,000;
          (j) Liens on specific items of Inventory or other goods and the proceeds thereof securing obligations in respect of documentary letters of credit or bankers’ acceptances issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business to facilitate the purchase, shipment or storage of such inventory or other goods; and
          (k) Liens in favor of owners and purchasers of goods (including materials and/or components used in connection with the manufacture thereof) being manufactured in the ordinary course of business; provided that (i) such Liens do not at any time encumber any property other than the goods being manufactured (and such owned or purchased materials and/or components used in connection with the manufacture thereof) for such purchaser and (ii)

such purchaser shall have paid for the materials being used to manufacture such goods through the making of progress payments or similar advances.
     7.02 Investments.
     Make any Investments, except:
     (a) (i) Investments of the Borrower or any Subsidiary existing on the Closing Date and (ii) Investments of the Borrower or any Subsidiary committed to in a binding agreement on the Closing Date, in each case, as set forth on Schedule 7.02 of the Disclosure Letter;
     (b) Investments held by the Borrower or such Subsidiary in the form of cash equivalents or other investments permitted under the Borrower’s cash investment policy duly authorized and approved by the Borrower’s board of directors;
     (c) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
     (d) Investments of the Borrower in any Subsidiary Guarantor and Investments of any Subsidiary Guarantor in the Borrower or in another Subsidiary Guarantor; provided that, with respect to any Investment by a Rail Services Business Subsidiary in a Subsidiary Guarantor that is not a Rail Services Business Subsidiary, either the Borrower’s board of directors or the Administrative Agent shall have duly approved or consented to, as applicable, such Investment;
     (e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
     (f) other Investments not exceeding $5,000,000 in the aggregate in any fiscal year of the Borrower;
     (g) Investments in Subsidiaries that are not Subsidiary Guarantors and SPEs in an aggregate outstanding amount not exceeding the sum of (i) $30,000,000 plus (ii) any excess amount of Restricted Payments available to be paid pursuant to Section 7.06(d) that have not been distributed and have not been invested pursuant to Section 7.02(g) or 7.02(h);
     (h) Investments in Joint Ventures made after the Closing Date in an aggregate outstanding amount not exceeding the sum of (i) $20,000,000 plus (ii) any excess amount of Restricted Payments available to be paid pursuant to Section 7.06(d) that have not been distributed and have not been invested pursuant to Section 7.02(g) or Section 7.02(h);

     (i) purchases of Inventory by a Loan Party on behalf of any of Gunderson-Concarril S.A. de C.V., GIMSA US or GIMSA Mexico;
     (j) deposits, prepayments and other credits to suppliers made by the Borrower and its Subsidiaries in the ordinary course of business and consistent with past practice;
     (k) Guarantees (i) permitted by Sections 7.03(a), 7.03(b), 7.03(g), 7.03(k) or 7.03(l) or (ii) of obligations that do not constitute Indebtedness incurred in the ordinary course of business;
     (l) Investments in the form of Swap Contracts permitted under Section 7.03(c);
     (m) Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Borrower or any Subsidiary in connection with a Permitted Acquisition or other acquisition permitted hereunder so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;
     (n) Any acquisition of assets or capital stock solely in exchange of the issuance of Equity Interests (other than Disqualified Stock) of the Borrower;
     (o) Investments made by the Borrower or any Subsidiary that are duly authorized and approved by the Borrower’s board of directors or consented to by the Administrative Agent, provided that after giving effect to such Investment, the Outstanding Amount does not exceed the Ceiling; and
     (p) Permitted Acquisitions.
     7.03 Indebtedness.
     Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness under the Loan Documents;
     (b) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 of the Disclosure Letter and Indebtedness that may be incurred pursuant to undrawn committed or available amounts under any document, instrument or agreement listed on Schedule 7.03 of the Disclosure Letter, and any Refinancings, refundings, renewals, replacements or extensions thereof; provided that the amount of such Indebtedness (plus any undrawn committed or available amounts) is not increased at the time of such Refinancing, refunding, renewal, replacement or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such Refinancing and by an amount equal to any existing commitments unutilized thereunder;
     (c) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
     (d) private offerings of debt securities or long-term Indebtedness (but excluding Guarantees thereof) to institutional investors or financial institutions by the Loan Parties or other Domestic Subsidiaries which Indebtedness is secured by lease-related assets (including rail cars, marine barges and other surface transportation equipment, and related chattel paper) that are not part of the Collateral (any such Indebtedness, “Term Debt”); provided; however, that the aggregate amount of all such Term Debt at any one time outstanding pursuant to this subsection (d) shall not exceed the greater of (i) $200,000,000 and (ii) 85% of the book value (determined in accordance with GAAP) of lease-related assets;
     (e) capital leases (including sale-leaseback transactions) or purchase money obligations for fixed or capital assets (but excluding Guarantees thereof) in an aggregate amount not to exceed $25,000,000 at any one time outstanding;
     (f) Indebtedness for borrowed money of Foreign Subsidiaries organized under the Laws of countries located in Europe in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding;
     (g) Guarantees given by the Borrower or any Subsidiary in respect of Indebtedness of the Borrower or any other Subsidiary that is otherwise permitted under this Section; provided, that no Rail Services Business Subsidiary shall guarantee the Indebtedness of any Subsidiary that is not a Rail Services Business Subsidiary unless such Indebtedness is also guaranteed by all other material Domestic Subsidiaries;
     (h) intercompany Indebtedness of the Borrower or its Subsidiaries resulting from loans and advances permitted by Sections 7.02(a), 7.02(d), 7.02(g), 7.02(m) and 7.02(o);
     (i) Indebtedness of the Borrower or any Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments, in each case issued or created in the ordinary course of business;
     (j) other unsecured Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $25,000,000;
     (k) Guarantees by the Borrower or any Subsidiary of Indebtedness of GIMSA US or GIMSA Mexico that Refinances the GIMSA Loan in an aggregate principal amount at any time outstanding not to exceed $40,000,000; and

     (l) other Indebtedness of the Borrower or any Subsidiary; provided that either the Borrower’s board of directors or the Administrative Agent have duly approved or consented to, as applicable, such Indebtedness.
     7.04 Fundamental Changes.
          Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
     (a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person or (ii) any one or more other Subsidiaries, provided that (A) when any Subsidiary Guarantor is merging with another Subsidiary, the Subsidiary Guarantor shall be the continuing or surviving Person and (B) when any Rail Services Business Subsidiary is merging with another Subsidiary, such Rail Services Business Subsidiary shall be the continuing or surviving Person;
     (b) the Borrower may merge or consolidate with another corporation or entity which merger or consolidation merely effects the form or domicile of the Borrower without changing the respective holdings of capital stock in the Borrower (or in the surviving entity) by stockholders and pursuant to which all obligations of the Borrower in respect of this Agreement are and remain obligations of the surviving entity; and
     (c) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that (i) if the transferor in such transaction is a Subsidiary Guarantor, then the transferee must either be the Borrower or a Subsidiary Guarantor and (ii) if the transferor in such transaction is a Rail Business Services Subsidiary, then the transferee must be a Rail Services Business Subsidiary.
     7.05 Dispositions.
          Make any Disposition or enter into any agreement to make any Disposition, except:
     (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
     (b) (i) Dispositions of inventory in the ordinary course of business and (ii) Dispositions of equipment on or held for lease, including sales or exchanges of such assets, and in connection with the Golden West Agreements, in each case in the ordinary course of business and not constituting Collateral;
     (c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property which property, if the disposed of property constituted Collateral, becomes Collateral;
     (d) Dispositions of property by any Subsidiary to the Borrower or to a Subsidiary; provided that, (i) if the transferor of such property is a Subsidiary Guarantor, the transferee that must either be the Borrower or a Subsidiary Guarantor, (ii) if the transferor of such property is a Rail Services Business Subsidiary, the transferee thereof must be a Rail Services Business Subsidiary and (iii) notwithstanding anything to the contrary in this subsection (d) if the property subject to the Disposition is solely cash, such cash may be transferred each Business Day in accordance with the Borrower’s cash management practices consistent with past practice, so long as no Default has occurred and is continuing on such Business Day;
     (e) Dispositions permitted by Sections 7.02, 7.04 and 7.06;
     (f) Dispositions of lease assets not constituting Collateral in lease securitization, structured finance or syndication transactions, provided that the Borrower remains in compliance with the limitations under the Borrowing Base and all other terms and conditions of this Agreement;
     (g) the granting of Liens permitted by Section 7.01;
     (h) Dispositions of accounts receivable or notes receivable (other than the GIMSA Loan) in connection with the compromise, settlement or collection thereof in the ordinary course of business;
     (i) assignments, leases and subleases entered into in the ordinary course of business not constituting Dispositions of Collateral;
     (j) licenses or sublicenses of intellectual property in the ordinary course of business;
     (k) Dispositions of cash in respect of Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, joint venture parties set forth in the applicable joint venture agreement or similar binding arrangement;
     (l) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in connection with the settlement of disputes giving rise to such rights or claims, in each case in the ordinary course of business;
     (m) Dispositions of assets not constituting Collateral or equity interests in any Subsidiary Guarantor for fair market value and for aggregate consideration equal to the greater of (i) $10,000,000 during the term hereof or (ii) such higher amount as may be duly approved or consented to, as applicable, by either the Borrower’s board of directors or the Administrative Agent;

     (n) Dispositions of assets constituting Collateral for fair market value and for aggregate consideration of less than $5,000,000 during the term of this Agreement;
     (o) Dispositions of property pursuant to sale-leaseback transactions on commercially reasonable terms under Section 7.03(e); provided, that the aggregate amount of obligations of the Rail Services Business Subsidiaries pursuant to sale-leaseback transactions entered into pursuant to this clause (o) shall not exceed $12,500,000; and
     (p) Dispositions consented to by the Administrative Agent.
     7.06 Restricted Payments.
          Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
     (a) each Subsidiary may make Restricted Payments to the Borrower, the Subsidiary Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
     (b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
     (c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;
     (d) the Borrower may declare or pay Restricted Payments after the Closing Date in an aggregate amount not to exceed the sum of (i) $35,000,000 plus (ii) 50% of the cumulative Net Income (which shall not be less than $0) of the Borrower and its Subsidiaries since August 31, 2006 minus (iii) all amounts available to make Restricted Payments pursuant to this subsection (d) that have been invested pursuant to Section 7.02(g) and 7.02(h);
     (e) the Borrower may make Restricted Payments for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Borrower held by any future, present or former employee, director or consultant of the Borrower or any of the Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate amount of Restricted Payments made under this clause (e) shall not exceed in any calendar year of the Borrower $3,000,000 (with unused amounts in any calendar year being carried over to succeeding calendar years);
     (f) the Borrower or any Subsidiary other than a Rail Services Business Subsidiary may make repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
     (g) the Borrower may make any Restricted Payment made in connection with the withholding of Equity Interests of the Borrower or other withholdings to allow any future, present or former employee, director or consultant of the Borrower or any Subsidiary to meet his or her tax withholding obligations that arise in connection with an award pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement;
     (h) the Borrower may (i) issue non-cash rights to the extent distributed in connection with any stockholder rights plan of the Borrower and (ii) purchase, repurchase or otherwise acquire for value any non-cash rights distributed in connection with any stockholder rights plan of the Borrower;
     (i) the Borrower and its Subsidiaries may pay cash in lieu of fractional Equity Interests as consideration and make payments to dissenting stockholders of a target required under applicable Law, in each case in connection with a Permitted Acquisition or other acquisition by the Borrower or a Subsidiary permitted hereunder;
     (j) the Borrower or any Subsidiary may (i) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof, (ii) receive or accept the return to the Borrower or any Restricted Subsidiary of Equity Interests of the Borrower or any Subsidiary constituting a portion of the purchase price consideration in settlement of indemnification claims and (iii) make payments in the form of Equity Interests of the Borrower in connection with the conversion of convertible Equity Interests permitted to be issued hereunder, provided that, in connection with any such conversion, the Borrower may make cash payments in lieu of fractional Equity Interests in connection with any such conversion;
     (k) any Restricted Payment in exchange for, or out of the net cash proceeds of, a substantially concurrent sale (other than to a Subsidiary) of, Equity Interests of the Borrower (other than Disqualified Stock); and
     (l) the Borrower may declare or pay any Restricted Payments not prohibited by the Senior Indenture or the Convertible Note Indenture (to the extent such indentures are then in effect), in each case, to the extent such Restricted Payments are duly authorized and approved by the Administrative Agent or the board of directors of the applicable Loan Party that are disinterested directors.
     7.07 Change in Nature of Business.
     (a) Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.
     (b) Except for repair and refurbishment services conducted in the ordinary course of business from time to time by Manufacturing Subsidiaries and any Rail

Services Business engaged in by Joint Ventures permitted hereunder, engage in the Rail Services Business, or conduct the Rail Services Business, other than through the Rail Services Business Subsidiaries.
     7.08 Transactions with Affiliates.
          Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not such transaction is in the ordinary course of business, except on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, other than (a) transactions contemplated or permitted by the Loan Documents; (b) payment of customary directors’ fees and indemnities; (c) any employment, consulting, service or termination agreement, or reasonable and customary indemnification agreements, entered into by the Borrower or any Subsidiary with directors, officers or employees of the Borrower or any of its Subsidiaries and the payment of compensation to directors, officers and employees of the Borrower or any of its Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business, or (d) transactions undertaken in the ordinary course of business between the Borrower or any Subsidiary and Ohio Castings Company, LLC, a Delaware limited liability company.
     7.09 Burdensome Agreements.
          Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary Guarantor to make Restricted Payments to the Borrower or any Subsidiary Guarantor or to otherwise transfer property to the Borrower or any Subsidiary Guarantor, (ii) of any Subsidiary Guarantor to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary Guarantor to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; or (b) requires the grant of a Lien to secure an obligation of such Person, in each case other than any such Contractual Obligation (A) in existence as of the date of this Agreement and set forth in Schedule 7.09 of the Disclosure Letter, (B) arising under any agreement, contract or instrument relating to Indebtedness permitted to be incurred under Sections 7.03(b), 7.03(i) or (l), (C) arising by reason of customary provisions restricting assignments, subletting or other transfers contained in leases and licenses and other agreements entered into in the ordinary course of business, (D) constituting customary subrogation waivers in Guarantees permitted under this Agreement, (E) arising with respect to specific property not constituting Collateral (other than equity interests in Gunderson Rail Services, the GIMSA Loan or property that could become Eligible Property, Plant and Equipment) encumbered to secure payment of particular Indebtedness permitted under Section 7.03 or to be sold pursuant to an executed agreement with respect to a Disposition permitted under Section 7.05, (F) in connection with cash or other deposits imposed by customers of the Borrower or any Subsidiary under contracts entered into in the ordinary course of business, (G) arising under arrangements with any Governmental Authority imposed on any Foreign Subsidiary in connection with government grants, financial aid, subsidies, tax holidays or other similar benefits or economic incentives (so long as such restrictions apply only to the assets of such Foreign Subsidiary), (H) constituting a negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section

7.03(d) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness and does not relate to any Collateral or the equity interests in Gunderson Rail Services, the GIMSA Loan or property that could become Eligible Property, Plant and Equipment, (I) arising under the Golden West Agreements, (J) arising under any agreement for the Disposition of a Subsidiary that restricts distributions by that Subsidiary (and its subsidiaries) pending its Disposition, (K) arising under any Contractual Obligation entered into, acquired or assumed in connection with any transaction approved by the Borrower’s board of directors prior to the entry into or acquisition or assumption of such Contractual Obligation, (L) arising under any agreement, instrument or contract affecting property or Person at the time such property or Person is acquired by the Borrower or any of its Subsidiaries, so long as (x) such restriction relates solely to the property or Person so acquired, (y) was not created in connection with or in anticipation of such agreement and (z) such acquisition was duly approved by the Borrower’s board of directors or (M) arising under any agreement entered into in connection with the incurrence of Liens permitted by Section 7.01.
The Borrower and the Subsidiary Guarantors shall not renew or extend the agreements set forth in Schedule 7.09 of the Disclosure Letter unless any limitation on Restricted Payments shall have been terminated as part of such renewal or extension; provided, that any such agreements evidencing any renewal or extension of (i) the Existing Revolving Credit Facility or (ii) the Greenbrier Leasing Facilities may contain limitations on Restricted Payments that are no more burdensome than those contained in such agreements on the Closing Date.
     7.10 Use of Proceeds.
          Use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
     7.11 Capital Expenditures.
          Without either the approval of the Borrower’s board of directors or the prior written consent of the Administrative Agent, make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations), except for capital expenditures in the ordinary course of business not exceeding $50,000,000 in the aggregate in any fiscal year for the Borrower and its Subsidiaries, and any such expenditures made for leasing assets.
     7.12 GIMSA Loan.
     Without the prior written consent of the Administrative Agent or approval by the Borrower’s board of directors, amend, modify, waive, supplement or otherwise change or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in the documentation for the GIMSA Loan (other than to extend the maturity date of the GIMSA Loan), or refinance or replace the GIMSA Loan.

     7.13 Limitations on Certain Payments by GIMSA US.
     While the GIMSA Loan is outstanding (it being understood that the repayment of the GIMSA Loan must be effected in accordance with clause (iv) below), the Borrower will not take any action, or fail to take any action, and will direct its designees on the Board of Directors of GIMSA US (in their capacities as such) to take all actions within their lawful powers and consistent with their fiduciary duties not to take or permit to be taken any action, the result of which would be to pay or cause to be paid (whether at maturity or otherwise) the GIMSA Loan or make any Restricted Payment by GIMSA US, provided, however, that the following payments or transactions will not constitute a breach of this covenant or any other provision of any of the Loan Documents: (i) the payment of fees and distributions by GIMSA US to its members in accordance with its Organization Documents as in effect on the Closing Date, (ii) payments for goods and services sold or rendered to GIMSA US or GIMSA Mexico by the Borrower or any of its Affiliates in the ordinary course of business on terms no less favorable than would be received in a comparable arms’ length transaction with a third party, (iii) payments of regularly scheduled interest due and payable on the GIMSA Loan and (iv) payments of principal of the GIMSA Loan, in whole or in part (whether at maturity or otherwise), but only if the Borrower and the Administrative Agent have agreed in writing (each in its sole discretion) prior to such repayment as to how the proceeds of such repayment will be used by the Borrower.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
     8.01 Events of Default.
          The occurrence of any one or more of the following shall constitute an Event of Default (each, an “Event of Default”):
          (a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein any amount of principal of any Loan, or (ii) within three days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
          (b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01 (a) and (b), Sections 6.02(a), (b), (f), (h), (i) and (j), 6.03, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15 or 6.16 or Article VII, other than pursuant to Sections 7.02 and 7.03, or any Subsidiary Guarantor fails to perform or observe any term, covenant or agreement contained in its Subsidiary Guaranty; or
          (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or
          (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
          (e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or
          (f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries (other than an Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
          (g) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary (other than an Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
          (h) Judgments. There is entered against the Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the

Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
          (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
          (j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or
          (k) Payment on GIMSA Loan. Any payment of interest (other than any regularly scheduled payment of interest) on or principal of the GIMSA Loan, in whole or in part (whether at maturity or otherwise), shall be made at a time when the Borrower and the Administrative Agent have not agreed in writing (each in its sole discretion) prior to the making of such payment as to how the proceeds of any such payment shall be used by the Borrower, and (x) such an agreement is not entered into, (y) such payment is not rescinded and the GIMSA Loan reinstated in respect of the amount of such payment or (z) the making of such payment in violation of this clause (k) is not otherwise cured, in each case pursuant to documentation and on terms acceptable to the Administrative Agent in its sole discretion, within seven days following the date such payment is made; or
          (l) Change of Control. There occurs any Change of Control.
     8.02 Remedies Upon Event of Default.
          If any Event of Default occurs and is continuing:
     (a) the Administrative Agent shall, at the request of, or may, with the consent of, the Required Holders, declare the Commitment of each Holder to make Loans to be terminated, whereupon such Commitments shall be terminated; and
     (b) the Administrative Agent shall, at the request of, or may, with the consent of, the Required Holders, take any or all of the following actions:

     (i) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
     (ii) exercise on behalf of itself and the Holders all rights and remedies available to it and the Holders under the Loan Documents and applicable Law;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower or any other Loan Party under the Bankruptcy Code of the United States (or other applicable Debtor Relief Law), the obligation of each Holder to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of either Administrative Agent or any Holder.
     8.03 Application of Funds.
          After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied in the following order:
          First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
          Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts payable to the Holders (including fees, charges and disbursements of counsel to the respective Holders (including fees and time charges for attorneys who may be employees of any Holder) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
          Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and fees, premiums and scheduled periodic payments, and any interest accrued thereon, ratably among the Holders in proportion to the respective amounts described in this clause Third held by them;
          Fourth, payment of that portion of the Obligations constituting unpaid principal of the Loans; and
          Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX
ADMINISTRATIVE AGENT
     9.01 Appointment and Authority.
          Each of the Holders hereby irrevocably appoints WL Ross & Co. LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Holders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.
     9.02 Rights As A Holder.
          Any Person serving as an Administrative Agent hereunder shall have the same rights and powers in its capacity as a Holder as any other Holder and may exercise the same as though it were not an Administrative Agent and the term “Holder” or “Holders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Administrative Agent hereunder and without any duty to account therefor to the Holders.
     9.03 Exculpatory Provisions.
          The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Holders (or such other number or percentage of the Holders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, or shall be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Holders (or such other number or percentage of the Holders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Holder.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     9.04 Reliance By Administrative Agent.
          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Holder, unless the Administrative Agent shall have received notice to the contrary from such Holder prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     9.05 Delegation of Duties.
          The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     9.06 Resignation of Administrative Agent.
          The Administrative Agent may at any time give notice of its resignation to the Holders and the Borrower. Upon receipt of any such notice of resignation, the requisite Holders shall have the right, subject to the approval of the Borrower (unless a Default or Event of Default has occurred and is continuing, in which case such approval shall not be required), to appoint a successor, which, in the case of a successor Administrative Agent, shall be an entity regularly engaged in the provision of agency, servicing and/or administration functions in the United States commercial loan market. Upon the acceptance of a successor’s appointment as an Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and such retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After a retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while such retiring Administrative Agent was acting as an Administrative Agent.
     9.07 Non-Reliance on Administrative Agent and Other Holders.
          Each Holder acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Holder or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Holder also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Holder or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     9.08 Administrative Agent May File Proofs of Claim.
          In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations arising under the Loan

Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Holders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Holders and the Administrative Agent and their respective agents and counsel and all other amounts due the Holders and the Administrative Agent under Sections 2.05 and 10.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Holders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Holder or to authorize the Administrative Agent to vote in respect of the claim of any Holder in any such proceeding.
     9.09 Collateral and Guaranty Matters.
          The Holders irrevocably authorize the Administrative Agent, at its option and in its discretion,
     (a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, (iii) in connection with any transaction permitted under Section 7.03(l) or (iv) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Holders; and
     (b) to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
          Upon request by the Administrative Agent at any time, the Required Holders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section.

ARTICLE X
MISCELLANEOUS
     10.01 Amendments, Etc.
          No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Holders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (i) notwithstanding the foregoing, any provision of this Agreement or an other Loan Document may be waived in a writing signed by the Person who has the benefit of such provision and (ii) no such amendment, waiver or consent shall:
     (a) extend or increase the Commitment of any Holder (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Holder;
     (b) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Holders (or any of them) hereunder or under any other Loan Document without the written consent of each Holder directly affected thereby;
     (c) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Holder directly affected thereby; provided, however, that only the consent of the Required Holders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;
     (d) change Section 2.10 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Holder;
     (e) change any provision of this Section or the definition of “Required Holders”, or change any provision of this Section without the written consent of each Holder directly affected thereby;
     (f) except in connection with a transaction permitted under Sections 7.04 and 7.05, release all or substantially all of the value of the Subsidiary Guaranty without the written consent of each Holder;
     (g) release all or substantially all of the Collateral in any transaction or series of related transactions without the written consent of each Holder; or

     (h) without the consent of the Required Holders, waive any Default for purposes of Section 4.01 with respect to any Borrowing or amend or change any provision of this Section 10.01(h);
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Holders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Holder shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Holder may not be increased or extended without the consent of such Holder.
     10.02 Notices; Effectiveness; Electronic Communication.
          (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
          (i) if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
          (ii) if to any other Holder, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.
          Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
          (b) Electronic Communications. Notices and other communications to the Holders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Holder pursuant to Article II if such Holder has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

          Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          (c) Internet. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Holder or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Holder or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
          (d) Change of Address, Etc. The Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Holder may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Holder agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Holder.
          (e) Reliance by Administrative Agent and Holders. The Administrative Agent and the Holders shall be entitled to rely and act upon any notices (including telephonic Notices) given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Holder and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     10.03 No Waiver; Cumulative Remedies.
          No failure by any Holder or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
     10.04 Expenses; Indemnity; Damage Waiver.
          (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Holder (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Holder), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Holder, in connection with the enforcement, defense or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section and (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
          (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Holder, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by or on behalf of the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby (including the pledge of Collateral contemplated by the Loan Documents and any claim or assertion that the transactions contemplated by the Loan Documents constitute a violation of applicable Law by any Loan Party or give rise to a right or a claim of any third party under any instrument or contract by which the Borrower or any of its Subsidiaries is bound) or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
          (c) Reimbursement by Holders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Holder severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Holder’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent). The obligations of the Holders under this subsection (c) are subject to the provisions of Section 2.09(e).
          (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, neither the Borrower nor any Holder shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
          (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
          (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Holder, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     10.05 Payments Set Aside.
          To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Holder, or the Administrative Agent or any Holder exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Holder in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Holder severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in Dollars. The obligations of the Holders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     10.06 Successors and Assigns.
          (a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Holder and no Holder may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, by way of participation in accordance with the provisions of subsection (e) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (e) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Holders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Assignments by Holders. Any Holder may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment (other than an assignment to an Approved Fund) shall require the written consent of the Borrower (such consent not to be unreasonably withheld) and the Administrative Agent; provided, that the consent of the Borrower shall not be required if an Event of Default is in existence; provided further that in no event may any Holder assign any of its rights and obligations under this Agreement or the other Loan Documents to any Person which is primarily engaged in the business of building, leasing, repair and refurbishment of freight railcars or component parts thereof or the provision of railcar management services.
          (i) Minimum Amounts. The aggregate amount of the Commitment (which for this purpose included Loans outstanding thereunder) or, if the Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Holder subject to such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, such Trade Date, shall be not less than $5,000,000 unless the Administrative Agent, and so long as no Event of Default is in existence, the Borrower otherwise consents.
          (ii) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Holder, shall deliver to the Administrative Agent an Administrative Questionnaire.
          (iii) No Assignment to Borrower. No such assignment shall be made to the Borrower or the Borrower’s Affiliates or Subsidiaries.
          (iv) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Holder under this Agreement, and the assigning Holder thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Holder’s rights and obligations under this Agreement, such Holder shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Holder. Any assignment or transfer by a Holder of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Holder of a participation in such rights and obligations in accordance with subsection (e) of this Section.
          (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Holders, and the Commitments of, and principal amounts of the Loans owing to, each such Holder pursuant to the terms hereof from time to time (each a “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and the Borrower, the Administrative Agent and the Holders shall treat each Person whose name is recorded in such Register pursuant to the terms hereof as a Holder hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Any assignments of any Loan whether or not evidenced by a Note shall be effective only upon appropriate entry with respect thereto being made in the Registry (and each Note, if any, shall expressly provide therefor). Each Register shall be available for inspection by the Borrower and any Holder at any reasonable time and from time to time upon reasonable prior notice.

          (d) Recordation. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section. Any assignment or transfer by a Holder of rights or obligations under this Agreement that does not comply with the requirements of this Section shall be treated for purposes of this Agreement as a sale by such Holder of a participation in such rights and obligations in accordance with Section 10.06(e).
          (e) Participations. Any Holder may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than to the Borrower or any Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Holder’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Holder’s obligations under this Agreement shall remain unchanged, (ii) such Holder shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Holders shall continue to deal solely and directly with such Holder in connection with such Holder’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Holder sells such a participation shall provide that such Holder shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Holder will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Holder and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Holder, provided such Participant agrees to be subject to Section 2.10 as though it were a Holder.
          (f) Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Holder would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Holder if it were a Holder shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Holder. Each Holder shall, acting for this purpose as an agent of Borrower, maintain at one of its offices a register for the recordation of the names and addresses of its Participants, and the amount and terms of its participations; provided that no Holder shall be required to disclose or share the information contained in such register with Borrower or any other Person, except as required by applicable Legal Requirements (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Holder shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
          (g) Certain Pledges. Any Holder may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Holder, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Holder from any of its obligations hereunder or substitute any such pledgee or assignee for such Holder as a party hereto.
          (h) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     10.07 Treatment of Certain Information; Confidentiality.
          Each of the Administrative Agent and the Holders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Holder or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
          For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Holder on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, and (ii) all information of a third party disclosed by the Borrower or any Subsidiary on a confidential basis. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          Each of the Administrative Agent and the Holders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.
     10.08 Right of Setoff.
          If an Event of Default shall have occurred and be continuing, each Holder and each Holder’s Affiliates (other than the Borrower’s or any of its Subsidiaries) is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Holder or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Holder, irrespective of whether or not such Holder shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Holder different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Holder and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Holder or its Affiliates may have. Each Holder agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     10.09 Interest Rate Limitation.
          Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Holder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Holder exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     10.10 Counterparts; Integration; Effectiveness.
          This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents and the Warrant Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     10.11 Original Issue Discount.
     Each Note, whether issued under this Agreement on the Closing Date or at anytime thereafter, shall bear the following legend:
“FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. THE BORROWER AGREES TO PROVIDE PROMPTLY TO THE LENDER, UPON WRITTEN REQUEST, THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE, AND YIELD TO MATURITY. ANY SUCH WRITTEN REQUEST SHOULD BE SENT TO THE BORROWER AT THE FOLLOWING ADDRESS: THE GREENBRIER COMPANIES, INC., ONE CENTERPOINTE DRIVE, SUITE 200, LAKE OSWEGO, OR 97035, ATTENTION: LORIE LEESON, PHONE NUMBER: 503.684.7000, FACSIMILE NUMBER: 503.684.7553.”
     10.12 Survival of Representations and Warranties.
          All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Holder, regardless of any investigation made by the Administrative Agent or any Holder or on their behalf and notwithstanding that the Administrative Agent or any Holder may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
     10.13 Severability.
          If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     10.14 Replacement of Holders.
          If (a) any Holder requests compensation under Section 3.04, (b) the Borrower is required to pay any additional amount to any Holder or any Governmental Authority for the account of any Holder pursuant to Section 3.01, (c) a Holder (a “Non-Consenting Holder”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Holders as provided in Section 10.01 but requires unanimous consent of all Holders or all Holders directly affected thereby (as applicable) or (d) any Holder is a Defaulting Holder, then the Borrower may, at its sole expense and effort, upon notice to such Holder and the Administrative Agent, require such Holder to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Holder, if a Holder accepts such assignment), provided that:
          (i) the Administrative Agent shall have received the assignment fee specified in Section 10.06(b);
          (ii) such Holder shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
          (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
          (iv) such assignment does not conflict with applicable Laws; and
          (v) in the case of any such assignment resulting from a Non-Consenting Holder’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Holder to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Holder and the mandatory assignment of such Non-Consenting Holder’s Commitments and outstanding Loans pursuant to this Section shall nevertheless be effective without the execution by such Non-Consenting Holder of an Assignment and Assumption.
          A Holder shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Holder or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

     10.15 GOVERNING LAW; JURISDICTION; ETC.
          (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          (b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH LENDER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
          (c) WAIVER OF VENUE. THE BORROWER AND EACH LENDER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
          (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

     10.16 WAIVER OF JURY TRIAL.
          EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     10.17 USA Patriot Act Notice.
          Each Holder that is subject to the Act (as hereinafter defined) and each Administrative Agent (for itself and not on behalf of any Holder) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Holder or such Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.
     10.18 No Advisory or Fiduciary Responsibility.
          In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, on behalf of itself and the other Loan Parties, that: (a) the credit facilities provided for hereunder (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (c) the Administrative Agent has not assumed and will not assume an advisory, agency or fiduciary responsibility in favor of any Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent has advised or is currently advising the Borrower or any of its Affiliates on other matters) and the Administrative Agent has no obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (d)

the Administrative Agent may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Administrative Agent has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Administrative Agent has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty.
     10.19 Acknowledgments.
          (a) Neither the Administrative Agent nor the Holders have any fiduciary relationship with or duty to the Borrower or any other Loan Party arising out of or in connection with this Agreement or any other Loan Document and the Borrower recognizes, acknowledges and agrees that the relationship created between the Administrative Agent and the Holders and the Borrower by the making of the Loans and the execution, delivery and performance of the Loan Documents is solely and exclusively that of debtor/borrower and secured creditor/lender. Nothing in the Loan Documents shall be construed to create or give rise to (i) any other relationship other than that of debtor/borrower and secured creditor/lender, separate and apart from any relationship among the shareholders of the Borrower or among members of the Board of Directors of the Borrower and/or any other relationship between any Person or its Affiliates serving as Administrative Agent or a Holder hereunder and the Borrower created and governed by any Organizational Document or pursuant to applicable Law or otherwise, or (ii) any rights, duties or obligations of the Administrative Agent or any Holder to the Borrower of any kind or nature, except as expressly set forth in the Loan Documents with respect to the Loans and the Commitments.
          (b) The Borrower agrees not to make any claims or counterclaims of any kind or nature whatsoever against the Administrative Agent or any Holder or raise any defenses or offset with respect to the Administrative Agent or any Holder or its enforcement of the Loan Documents that in any way assert or are based upon the contention that the relationship between the Administrative Agent or such Holder and the Borrower is anything other than that of an unaffiliated borrower and third party lender. Borrower agrees never to institute or cause to be instituted or continue prosecution of any suit or form of action or proceeding against the Administrative Agent or any Holder in contravention of the foregoing.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE GREENBRIER COMPANIES, INC., an Oregon corporation
By:	/s/ Mark J. Rittenbaum
	Name:	Mark J. Rittenbaum
	Title:	Executive Vice President, Treasurer and Chief Financial Officer

The Greenbrier Companies, Inc. Credit Agreement

WL ROSS & CO. LLC, as Administrative Agent
By:	/s/ Michael J. Gibbons
	Name:	Michael J. Gibbons
	Title:	Chief Financial Officer

WLR RECOVERY FUND IV, L.P., as a Holder
By:	WLR Recovery Associates IV, LLC, its General Partner

By:	WL Ross Group, L.P., its Managing Member

By:	EI Vedo, LLC, its General Partner

By:	/s/ Michael J. Gibbons
	Name:	Michael J. Gibbons
	Title:	Manager

WLR IV PARALLEL ESC, L.P., as a Holder
By:	WLR Recovery Associates IV LLC, its Attorney-in-fact

By:	WL Ross Group, L.P., its Managing Member

By:	EI Vedado, LLC, its General Partner

By:	/s/ Michael J. Gibbons
	Name:	Michael J. Gibbons
	Title:	Manager

The Greenbrier Companies, Inc. Credit Agreement